UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 11, 2011

Westergaard.com, Inc.
 (Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-50092	52-2002729
(Commission File Number)	(IRS Employer Identification No.)

Chendai Andou Industry Park, Jinjiang,
Quanzhou, Fujian, China 362211
 (Address of Principal Executive Offices)

086-13808527788
 (Issuer Telephone number)

17 State Street, Suite 2000
New York, New York 10004
Former fiscal year October 31
 (Former name, former address and former fiscal year,
if changed since last report)

Copy to:
Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s audited financial statements for the fiscal years ended December 31, 2009 and 2008 and the related notes thereto and the related notes thereto, and the pro forma financial statements and the related notes filed with this Form 8-K.

References to “we,” “our,” “ours” , “us” “our Company” and “the Company” refer to Westergaard.Com, Inc., a Delaware company, and its wholly-owned subsidiaries ANBAILUN International Holdings Limited (“ANBAILUN”), a company incorporated under the Law of British Virgin Islands, unless otherwise indicated.

Reference to Tier 1, Tier 2 and Tier 3 cities refer to the categories set forth as the below.  There has not been uniform standard to categorize the different types and sizes of cities in China. In this filing, we refer to cities that meet the following criteria as Tier 1 cities:

•	Gross Domestic Product, or GDP, over RMB 200 billion (US$29 billion);

•	Population with permanent residency in urban area over 5 million;

Tier 2 cities are cities that generally meet the following criteria, excluding the four aforementioned tier one cities

•	Gross Domestic Product, or GDP, over RMB 150 billion (US$29 billion) and below RMB 200 billion (US$29 billion);

•	Population with permanent residency in urban area over 3 million;

Tier 3 cities are the cities that do not meet one or more criteria listed above.

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2011, we completed the acquisition of ANBAILUN International Holdings Limited, a company incorporated under the Law of British Virgin Islands ("ANBAILUN”) and a sports footwear designer and manufacturer in China’s domestic market in Tier 3 or smaller regional cities and rural areas, by means of a share exchange.

On February 11, 2011, the (“Closing Date”), we entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) ANBAILUN, (ii) Ansheng International, Inc., as ANBAILUN’s sole shareholder, (iii) us, and (iv) our principal stockholders. Pursuant to the terms of the Exchange Agreement, the shareholders of ANBAILUN will transfer to the Company all of the shares of ANBAILUN in exchange for the issuance of 33,949,212 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”). As a result of the Share Exchange, ANBAILUN will become a wholly-owned subsidiary of the Company and the Company will be a holding company.

The directors of the Company approved the Exchange Agreement and the transactions contemplated thereby. The directors of ANBAILUN also approved the Exchange Agreement and the transactions contemplated thereby.

As a result of the Exchange Agreement, the Company acquired 100% of the business and operations of ANBAILUN, the business and operations of which now constitutes the primary business and operations of the Company. Specifically, as a result of the Exchange Agreement on the Closing Date:

☐
The Company acquired and now owns 100% of the issued and outstanding shares of capital stock of ANBAILUN, the British Virgin Islands holding company which owns and controls the sports footwear business, making ANBAILUN a wholly-owned subsidiary of the Company;

☐	The Company issued 33,949,212 shares of its common stock to the ANBAILUN Shareholders;

☐
The ownership position of the shareholders of the Company who were holders of common stock immediately prior to the Exchange Agreement changed from 100% to 1.40% (fully diluted) of the Company’s outstanding shares; and

☐	ANBAILUN Shareholders were issued common stock of the Company constituting approximately 98.6 % of the fully diluted outstanding shares of the Company.

A copy of the Exchange Agreement is filed as Exhibits 2.1to this Form 8-K. The description of the transaction contemplated by this document does not purport to be complete and is qualified in its entirety by reference to the full text of the documents filed as exhibits hereto and incorporated herein by reference.

This transaction is discussed more fully in Section 2.01 of this Current Report. The information therein is hereby incorporated into this Section 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF SHARE EXCHANGE

As described in Item 1.01 hereof, at the Closing, we consummated the Share Exchange contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of ANBAILUN in exchange for the issuance of 33,949,212 shares of our Common Stock to the ANBAILUN Shareholders, which resulted in ANBAILUN becoming our wholly-owned subsidiary.

BUSINESS

Prior to the Share Exchange, we were a “blank check” company with nominal assets. We were incorporated under the laws of the State of Delaware on August 15, 1996, as "Westergaard Online Systems, Inc." On February 18, 1999, we changed our name to Westergaard.com, Inc. We commenced operations on January 1, 1996 and initially sought to engage in the business of online publishing primarily to provide investment research on publicly traded Micro-Mid Cap companies. We ceased our business or operations in 2000 and we were seeking to acquire, though merger or similar transaction, an operating business before the Share Exchange. We are now quoted on the OTCQB of the OTC Pink Sheets under the symbol “WSYS”.

Overview

Operating through our wholly foreign owned subsidiary Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Fujian Ansheng”) located in Fujian, China (the “PRC” or “China”), the Company is a sports footwear designer and manufacturer in China’s domestic market in smaller cities and towns and rural areas. Our products include skateboard shoes, sneakers, jogging shoes, basketball shoes, tennis shoes, boots, classic shoes and cotton-padded shoes. Our operations include: (1) research and development of sports footwear with original design under our own brand names; (2) manufacturing of sports footwear; (3) manufacturing technologies that support the realization of our designs as well as ensure the high quality of shoe products, (4) an effective distribution network that covers several small cities and towns in north and northeast China; (5) a strong management team consisting of experts with proven track records in the shoe business industry; and (6) well-recognized brand names and robust customer base.

Operating revenue for the year ended December 31, 2009 was $59,023,342, representing a 52.3% increase from $38,759,758 for the year ended December 31, 2008. Our net income for the year ended December 31, 2009 was $10,385,990, representing a 58.7% increase from $6,543,922 for the year ended December 31, 2008.

The Company’s current corporate structure is set forth below:

AnSheng International Inc.
a BVI Company
Other Shareholders
98.6%
1.4%
WESTERGAARD.COM, INC.
a Delaware Company
100%
ANBAILUN International Holdings Limited
a BVI Company
100%
Ansheng (HK) Holdings Limited
a Hong Kong Company
Off Shore
100%
On Shore
Fujian Jinjiang Chendai Ansheng Shoes&Clothing Co., Ltd.
A PRC company

ANBAILUN is a holding company incorporated under the laws of the British Virgin Islands on April 12, 2010 and is the sole shareholder of Ansheng (HK) Holding Limited (“Ansheng (HK)”). Ansheng (HK) was incorporated under the laws of Hong Kong on June 18, 2010. Ansheng (HK) Holdings Limited acquired 100% of the ownership of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Fujian Ansheng”), a company incorporated under the laws of the PRC on July 25, 1995, pursuant to the terms of a share exchange agreement entered into on September 15, 2010 but was not approved by the PRC government and effective until December 13, 2010.

Industry Overview

China’s footwear is an emerging market in its early stage of development. China consumes an average of 0.8 pairs of athletic shoes per capita each year, compares with an average consumption of 4 pairs per capital each year in the United States. However, the sportswear industry in China is experiencing rapid growth. Sales volume of footwear is expected to grow at CAGR rate of over 7% in next 8 to 10 years in China.

Sports footwear in China grows at a faster rate than footwear in general. Since 2000, China’s footwear market has been growing at a pace of more than 7% per year and is expected to have a continuous annual growth of more than 18% per year for its sports footwear industry. According to UBS, China’s sports footwear market value may reach RMB 69 billion in 2010.

The rapid growth of China’s sports footwear industry is primarily supported by the strong market demand formulated by the population age composition, the growth in the gross domestic production (GDP) and disposable annual income, and the increasing awareness and participation of sports activities stimulated by major sports event, such as 2008 Olympics.

Market demand is driven by shopping habits and purchasing power. People in the age ranges between 10 and 45 years old have the desire and the purchasing power to invest in their appearance and in sportswear. According to the National Bureau of Statistics of China, 34.9% of China’s total population is age 10 to 35 years old, and 18.92% of the total population falls in the range of 36 to 45 years old. The two groups of people account for 53.82% of the total population, which constitutes a solid customer base for the market demand for apparel and footwear.

China has experienced rapid economic growth in the last 20 years. According to the National Bureau of Statistics, China’s GDP achieved an annualized growth rate of 17.1% from 2004 to 2008, and 8.7% from 2008 to 2009. Disposable annual income for urban residents and rural residents in China increased 18% and 15% on a year to year basis respectively in 2008 and 2009.

One of the major changes that parallel the wealth increase for residents in China is the awareness of living a healthy life style which has resulted in the increasing participation in sports. In the past 10 years, an additional 100 million people begins to participate in sports activities. As of 2010, China’s footwear had an aggregate market value of $19 billion. With the above combined factors, China is expected to have continuous annual growth for the sports footwear industry in China.

Sportswear in China is a segmented market. International brands such as Nike and Adidas dominated the high-end segment in Tire 1 cities, with their products pricing in a range of RMB 400 to RMB 1,000 per pair. A few domestic brands such as Li Ning, Anta and Xtep occupied mid-end segment in Tier 1 cities and Tier 2 cities. Li Ning focused on cities in northern china and products priced at a 30% discount of Nike and Adidas. Anta and Xtep in contrast focused on cities in southern China and price their products at a 30% discount of Li Ning. 361 and Peak are the next level players with a slightly lower market positioning and pricing.

Our Market Positioning

Our company targets its market on the mid-to-low end market in Tier 3 cities, including small cities and towns and rural areas. We formed this positioning strategy because the low barrier for market entry, the relatively lesser competition and the potential in that market.

Retail Growth in Tier 2 and Tier 3 Cities

The tier 2 and tier 3 cities have been experiencing a notably higher rate of per capita GDP growth than their first-tier counterparts. The strong economic development has in turn driven stronger retailer sales growth in these lower tier cities and rural areas. The trends are expected to continue. The government’s measures, including building outlets, expanding electricity and communication networks and public transportation, encourage households to shop. It is reasonable to assume the footwear sales prosperity in these lower tier cities and other rural areas in the near future.

Retail sales CAGR 2001-2009 Key cities

Source: CCBIS, Provincial Statistics Bureau of China, CEIC

Competitive Strengths

We believe the following strengths of our business allow us to compete effectively in the industry:

We have established ourselves in a relatively young and developing market. Our company targets the mid-to-low end market in Tier 3 cities, including small cities and towns and rural areas. In these areas, consumption of mid-to-low end products accounts for a majority of the entire market share and the demand is relatively stable in comparison to high-end segment in Tier 1 or Tier 2 cities. This particular segment has seen a substantial growth primarily driven by an increased flow of immigration from Tier 1 cities to Tier 2 and Tier 3 cities. We have been targeting and focusing on the mid-to-low market since the inception of our business in 1995. We have experience and resources which put us in an advantageous position to exploit the potential of this undeveloped and growing market.

We are located near to resources of shoe making business and distribution. We are located in JinJiang in Fujian Province, the so-called “China’s Shoe Capital”, which is the home of more than 3,500 shoe making factories. We have convenient access to a large supply of skilled laborers and raw materials at relatively low cost and instant knowledge of development of design trend and manufacturing techniques. We are able to utilize the inexpensive ground, railway and water transportation for product distributing throughout the country, including but not limited to Jinjiang’s Quanshou harbor with its effective serving capacity and container throughput.

We have a well recognized brand name in our targeted market. We have established our trademarks “Anzhi” “Taita” and the Z shape logo in the targeted market and have attracted loyal customers through our operation for the past 15 years. We received awards as recognition by the industry. The increasing awareness of our brand name will reduce our reliance on distributors and allow for reduction in discounts of wholesale prices to these distributors, and as a result we will be able to enjoy an expanded profit margin.

Competitors

Pursuant to our market position, we are not in direct competition with well-known international brands such as, Nike, Adidas, Li Ning, Anta, Reebok, Kappa and Converse. Our competitors primarily comprise of regional sports footwear enterprises in lower tier cities and rural areas. The following sets forth a list of our major competitors.

Company	Major Products
Buzba	jogging shoe
Bage	skateboard shoe
Kaida	sports shoe
QiAnDa	skateboard shoe
Bake	Sneaker

Bake and Buzba are mid-end brands developed in recent years that focus on fashionable and leisurely shoes. Bake focuses on lady’s casual shoes and sneakers while Buzba focuses on men’s jogging shoes.

Ansheng’s two other competitors, Bage and QiAnDa, both focus on skateboard shoes, which include the traditional series, fashion series and Haku series.

Our Growth Strategy

We intend to increase our shares of the targeted market and we intend to achieve this objective by pursuing the following strategies:

We plan to expand our distribution networks to cover additional 200 supermarkets each year.  We plan to continue focusing on mid-to-low end market in Tier 3 cities and rural areas.  Given to our experience and knowledge, we expect to increase our market shares in those areas. We plan to purchase shelf spaces in supermarkets where we did not have presence before. The expansion cost is estimated to be approximate $13,000 per supermarket.

We plan to improve our advertising and marketing strategy and further increase the awareness of our brand name. We  plan to put advertisement of our products on TV and street billboards.  We also expect to promote our brand name by using pop star endorsements in the advertisements.

We plan to penetrate segmented mid-to-low end market in middle and south of China.  We have been distributing its products to north and northeast of China as of the current stage. We expect to promote our products to the segmented mid-to-low end markets in middle and south of China and capture market shares as the awareness and recognition of our products grows in that area.

Products

Our Sports Shoes

Our products include skateboard shoes, sneakers, jogging shoes, basketball shoes, tennis shoes, boots, classic shoes and cotton-padded shoes. The following sets forth a breakdown of the mix our products in terms of sales in 2009, 2008 and 2007 respectively.

Series of Our Products

We produce a variety of sports shoes, including skateboard shoes, jogging shoes, casual shoes, boots, basketball shoes, tennis shoes, outdoor shoes, and other seasonal shoes, including sandals and cotton shoes. Our main series of products are described in more detail below.

Skateboard Shoes

Our skateboard shoes are specifically designed for teenagers. This series of product features flat rubber soles, strong suede or leather upper coverings. Our manufacturing techniques manage to thicken treads of our skateboard shoes to prevent ripping and add lace loops and protectors to prevent laces from shredding. Our innovative designs help to enhance the shoe’s gripping, flexibility and durability.

Jogging Shoes

Our jogging shoes contain shock-reducing cushions to manage leg pain from running and soles to provide heel protection. They are flexible and light in weight and they are designed to be breathable and odor-preventing.

Casual Shoes

Casual shoe series is designed for walking. Our products feature a casual and fashionable appearance and use color as an important element in the designs. The materials of casual shoes are similar to that of jogging shoes.

Basketball Shoes

Our basketball shoes are designed to offer support, stability, flexibility and shock absorption to suit for the quick movements, high jumps and abrupt stops involved in the game. We use a combined leather as materials for the covering, which makes the shoes durable breathable and flexible. For cushioning, we use the EVA, Polyurethane (PU), or a combination of the two foresaid to make mid-sole.

Tennis shoes

Our tennis shoes are designed to suit for frequent quick side to side movements, runs, and stops in tennis games. We make the tennis shoes especially durable in the sole and toe area. The upper part of the shoe is made of leather or a combination of leather and nylon, which holds the feet snugly in place even during quick stops. Our premium lacing system prevents the shoes ties from frequent loosening up and help hold the feet in place. We use EVA and Polyurethane (PU) for cushioning and we the back part of shoes relatively small, which allows flexibility and easy backward movements.

Outdoor Boots

Our outdoor boots are designed for hiking. They are different from traditional western-style boots in that they are light in weight. We use leather or suede covering and thick linings to give the shoes ability to keep warmth around feet. We make the sole thick yet light in weight. Specifically, the outsole is made of high-density rubber, which is durable and skid-resistant.

Size Variety of Our Product

We manufacture and offer our products in various sizes in a range between 35 and 40 for women’s shoes and between 39 and 46 for men’s shoes. The following sets forth the conversion of the size of our products under different standards.

Women’s Shoes
China	35	36	37	38	39	39	40	40
USA	5	5.5	6	6.5	7	7.5	8	8.5
Britain	4	4.5	5	5.5	6	6.5	7	7.5
Europe	35	36	37	38	39	39	40	40

Men’s Shoes
China	39	40	41	42	43	44	45	46
USA	7	7.5	8	8.5	9	9.5	10	10.5
Britain	6	6.5	7	7.5	8	8.5	9	9.5
Europe	39	40	41	42	43	44	45	46

Production Process

The production process consists of four stages: product development, raw materials ordering, manufacturing and delivery.

Product Development

Our product development process starts with a survey of the market. Chairman Mr. Ding and General Manager Ms. Ding regularly travel around China including Beijing, Guangzhou, Shanghai and remote areas as well as Hong Kong and other worldwide shoe fashion centers, to get the first hand materials regarding current year fashion trend and design sense. After information is collected, we discuss and assign quarterly design jobs to the R&D department, where we do all design work in house. After we finish shoe designs, we make samples and present our styles at trade shows/ordering fairs, and then receive orders and feedbacks from all distributors.

Major Raw Materials

Major raw materials for our shoes are rubber, phylon (MD), polyurethane (PU), EVA, PVC, nubuck, full-grain leathers, ultrafine fibers and mesh fabric. Sports shoes in general constitute of sole, covering, vamp, tongue, collar, heel counter, lining material and accessories. The following specifically sets forth raw materials used in two major parts sole and covering.

Raw Materials Used in Sole

Sole is the bottom part of the exterior of shoes and contains three layers, outside sole, middle sole, and inside sole. The main raw materials for soles of Ansheng shoes are rubber, phylon (MD), polyurethane (PU), and EVA.

Rubber is used in outsoles of our casual shoes and indoor shoes. Rubber possesses natures of abrasion resistance, skid-resistance, strength, and flexibility. Phylon (MD) is used in midsoles of our jogging shoes, tennis shoes, basketball shoes and in outsoles of our casual shoes. Phylon (MD) is a light and flexible materials with high density and high yield of strength.  Polyurethane (PU) is used in midsoles of our basketball shoes and tennis shoes and in outsoles of casual shoes. PU is a flexible and heat-resistant material with high density and durability. EVA is used in midsoles of our jogging shoes and casual shoes. EVA is durable, highly flexible.

Raw Materials Used in Shoe Covering

The raw materials for the covering of our products are PVC, PU, nubuck, full-grain leathers, ultrafine fibers and mesh fabric. PU and nubuck are used in most of our sports shoes. PU is a suede-like synthetic cover and it is soft, resilient and shiny. Nubuck is a kind of sanded or buffed rawhide leather from top-grain cattles which produces a velvet-like surface. Full-grain leather is also used in our sports shoes, mostly basketball shoes. Full-grain leather is cattle hide in its natural state and has not been sanded, buffed or snuffed, which provides good fiber strength, breathability and durability. Ultrafine fibers are a kind of superior man-made suede and are used in many of our products. Mesh fabric is used for the upper exterior of a shoe and it provides breathability, durability, flexibility and abrasion-resistance.

We have been able to secure a diversified mix of suppliers to provide major raw materials at low costs and deliver in a timely fashion. The following table sets forth our top ten suppliers and their shares in the entire raw martial supply.

Top 10 raw materials suppliers in 2009

Supplier’s Name	Material Supplied	Amount (RMB)
Fujian Hongwei Shoes Plastic Co., Ltd.	Phylon (MD) sole	32,052,753.48
Fujian QiTe Shoe Materials Co., Ltd.	EVA sole	26,337,013.98
JinJiang Hongbao Shoe Material Trading Co., Ltd.	R-8 Microfiber, D-7 Microfiber, other Microfiber, polyurethane suede-type synthetic leather (PU) etc.	23,454,234.23
Fujian XieCheng Shoe Material Co., Ltd.	MD sole	22,355,124.86
JinJiang Yongxin Printing Co., Ltd.	Shoe box, tags, etc.	15,349,288.76
JinJiang Sanfang Trading Co., Ltd.	Ultrafine fibers/ Microfiber	14,265,638.02
Fujian Lanfeng Leather and suede Co., Ltd.	polyurethane suede-type synthetic leather(PU) etc.	11,157,425.88
Xinxiezhi(Fujian) Company	3D sole	10,790,465.40
Taiya(Quanzhou) Shoe Co., Ltd.	TPR sole	9,807,982.47
JinJiang Anhai Xinyi Leather and suede Co., Ltd.	Leather	8,291,161.23

Copies of the Form Supplier Agreement, Supplier Agreement with Fujian Hongwei Shoes Plastic Co., Ltd., Supplier Agreement with Fujian OiTe Shoe Materials Co.,Ltd. and Supplier Agreement with JinJiang Hongbao Shoe Material Trading Co., Ltd. are filed as Exhibits 10.1, 10.2, 10.3, 10.4  respectively, to this Form 8-K.

Manufacturing

Special Production Techniques

We use high frequency hot pressing and welding technology to cut and print design patterns on our sports shoe, which allows design patterns to remain imprinted on the kind of fabric (synthetic suede or polyester mesh) used for our products.

Production Capacity

Our production is conducted on in-house manufacturing line and through outsourcing. We own three shoe manufacturing lines occupying an area of 7,000 squares meters. Each line has capacity of an annual production of 800,000 to 1,200,000 pairs of shoes. We conduct our manufacturing plan based upon the orders received from shoe product fairs each year and accordingly allocate orders between in-house production and outsourcing. For the fiscal year of 2009, We outsourced 55% of its annual production.

Warehouse

We own a warehouse within an area coverage of 1,000 square meters. We keep all its raw materials, affiliated materials, packaging materials, finished goods, and materials for consigned processing in its warehouse.

Quality Control

We have developed and maintain a system for quality control. We have obtained a ISO9001 quality certification. Our quality control procedures include testing of raw materials, production process control and final products quality control. We purchase raw materials from our long term suppliers who guarantee the material quality and quantities. We test those raw materials to make sure they meet our quality standards, and we keep same standards for in house and outsourcing. We closely monitor our production process and we conduct qualify check on our finished products, including making sure the shoes are properly stitched and assembled, testing on abrasion resistance, cold resistance, stretch, and fold test, etc.

Market Strategy

We focus on mid-to-low income populations in Tier 3 or below cities that consist of small cities and towns and rural areas, where there is a strong force of urbanization and potential rapid growth of disposable income.

In these areas, consumption of mid-to-low end products account for a majority of the entire market share and the demand is relatively stable in comparison to high-end segment in Tier 1 or Tier 2 cities. This particular segment has seen a substantial growth in part upon an increase of people moving to Tier 2 and Tier 3 cities as the urbanization in Tier 1 cities begins to affect the other cities. We have been targeting and focusing on the mid-to-low market since the inception of our business in 1995. We have experience and resources in this segment which puts us in an advantageous position to exploit the potential of this blue see market.

Brand Name

Our products are marketed under three brand names: “Anzhi”, “Taita” and “Z”. We use celebrity endorsement in TV commercials and billboard advertisements as the major vehicle to promote our products. We choose celebrities that match the product images that Ansheng strives to deliver to the customers.

“Anzhi”

“Anzhi” is used on our athletic and sporty footwear. We have been trying to build the core message of “vigor” in our branding of “Anzhi”, with the slogan “flying vigor”. At this stage, we are not currently engaged with any celebrities to endorse this brand, however, we do intend to engage two Chinese pop stars to represent the brand.

“TaiTa”

TaiTa is used on our products featuring a style leisure and fashion. We use the slogan “original freedom” and “every step for youth” in the branding of “TaiTa”. We previously engaged two celebrities in China to represent the brand, Zheng Bingshu and Yang Zhongjin. However, they no longer represent this brand. We do intend to engage other pop stars to endorse this brand, however, we have not engaged anyone.

“Z” Logo

We started to sell and promote its “Z” series products in 2008. “Z” series products are another product series that focus on casual, fashion, personality and unique characteristics and lifestyle and has become the best seller of our Company.

Website

We recently launched a website to promote our company’s images and its products. The website is designed to be interactive, which allows users to post comments and suggestions on us or our products. Up-to-date information of promotions or other related activities will also be posted on the website.

Distribution

Our products are distributed through two major channels: distributors and shoe fairs.

The following sets for the Company’s distribution model in flow chart.

Shoe Product Fairs

We organize and attend two product trading fairs each year in May and October. The product trading fairs are attended by more than 100 existing and potential distributors and we receive a majority of the product orders from our distributors at the fairs, with certain amounts of follow-up orders from thereafter. For the most recent October 2010 fair, the Company received orders for approximately 3 milion pairs of sneakers.

Our Distributors/Intermediate Consumers

We also have long-term contracts with distributors who are experienced in distributing shoe products at mid-to-low prices in lower tier cities and rural areas. We use high-level distributors who have their own established sales network. The distributors negotiate directly with retail stores in their network with respect to the terms and conditions of distribution of our products. We give our distributors the latitude to decide the locations of sales points and the category and the quantity of products each retail store will carry. Our products will typically reach retailers or department store, small shops and supermarkets through our ddistributor. We have more than 1,600 sales points in department stores, deparment stores, shoe malls, small shoe stores and other outlets. 20% of our sales are obtained through supermarket chains such as Carrefour and Wal-Mart and the remaining 80% through deparment stores, shoe malls, small shoe stores and other outlets. To facilitate the sales, we provide distributors with information of the products and our Company in brochures, filers and training materials. Our distribution network primarily covers cities in north and northeast of China.

Compared to the conventional direct sales distribution model, our model shows two major advantages. Our model ensures a short turnover cycle and liquidity in cash flow. The distributors maintain a two-month credit cycle and will pay off the accounts receivable at the end of each credit cycle. Our model is efficient because it uses local distributors, who are able to collect information on local markets and this allows us to keep up with the local market changes and adjust our product mix, accordingly.

We have a divesifed distributor mix and we do not rely on any single distributor for more than 15% of the total sales. The following sets forth our top ten distributors and their respective shares in the total sales for the year ended December 31. 2009.

Distributor	Location	Amount (Pairs)	Revenue (RMB)	Shares in Total Sales
Beijing LiSheng Sports Goods Market	Beijing	622,152	43,799,397	10.85%
Guangzhou Tianhe Dongpu Distribution Company	Guangzhou, Guangdong	529,692	35,487,939	8.79%
Shenyang Yangyang Baijia Business &Trading Co., Ltd	Shenyang, Liaoning	483,960	34,077,840	8.44%
Changsha Youzu Trading Co., Ltd	Changsha, Hunan	316,560	22,337,206	5.53%
Chende Wankelong Supermart	Chengde, Hebei	319,284	22,175,838	5.49%
Beijing Chengxin Baili trading Co., Ltd	Beijing	309,012	21,321,307	5.28%
Tianjin Lianshida Business & Trading Co., Ltd	Tianjin	291,180	20,287,649	5.02%
Wuhan Sanhe Yuhua Business & Trading Co., Ltd	Wuhan, Hubei	239,292	16,606,844	4.11%
Handan Tiankelong Business Co., Ltd	Handan,Hebei	223,104	15,749,663	3.90%
DaShang Group, Fuxin NewMart Shopping Mall	Fuxin,Liaoning	200,400	14,125,860	3.50%

Copies of the Form Sales Agreement, Sales Agreement with Beijing LiSheng Sports Goods Market, Sales Agreement with Guangzhou Tianhe Dongpu Distribution Company, and Sales Agreement with Shenyang Yangyang Baijia Business &Trading Co., Ltd. are filed as Exhibits 10.11, 10.12, 10.13, 10.14  respectively, to this Form 8-K.

Intellectual Property

We have registered our logo “Anzhi” and “Taita” with the State Administration for Industry and Commerce, Trademark Office. We have applied for trademark registration for our logo “” and are in the process of completing such application.

We have not applied for any patent application for our petrochemical manufacturing technologies or our manufacturing process or design. Our management considers manufacturing technologies and manufacturing design critical to our business, and intends to take steps to protect these technologies.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Property

The following table summarizes the location of real property we own and lease.

We own a warehouse in an area coverage of 1,000 square meters.

Item	Address	Size (M2)	Leased/Owned	Function
Land Use Right	Chendai Andou Industry Park	1,810.9	Owned	Workshop, warehouse, office and dormitory
Building	Chendai Andou Industry Park	6,977.37	Owned	Workshop, warehouse, office and dormitory
Building	Chendai Andou Industry Park	600	Leased	Office and exhibition room

Copies of Lease dated May 18, 2009 is filed as Exhibit 10.15 to this Form 8-K.

Employees

We currently have approximately 670 full-time employees, including 22 executive officers and other senior management, 35 researchers and developers and 33 administrative staff. The remaining 580 full-time employees are production facility manufacturers.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally we enter into a standard employment contract with our officers and managers for a set period of years and a standard employment contract with other employees for a set period of years. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us.

Corporation Information

Our principal executive offices are located at Chendai Andou Industry Park, Jinjiang, Quanzhou, Fujian, China 362211, Tel: (86) (0) 13808527788.

Government Regulation

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Current Report before making an investment decision with regard to our securities. The statements contained in or incorporated into this Current Report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

We derive a substantial portion of ours sales from China, and therefore our business and financial condition may be materially adversely affected by any downturn in the Chinese economy.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Our operations and assets in China are subject to significant political uncertainties.

Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 0.09% against the U.S. dollar in 2009 and 3.35% in 2008. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, from time to time, we may have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Our business could be severely harmed if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations, relating to our operations in China.

Our business is located in Fujian, China and virtually all of our assets are located in China. We generate our sales revenue only from customers located in China. Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

●	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
●	changes in taxation,
●	changes in employment restrictions,
●	import duties, and
●	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, SAFE regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The implementation of the new PRC employment contract law and increase in the labor costs in China may hurt our business and profitability.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to a paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

According to PRC labor laws, the employer shall be responsible to deal with and pay social insurances and housing fund for all of its employees based on the actual salary of the employees. There is no guarantee that we and our subsidiaries will be able to comply with the relevant requirements. Failure to comply with the various PRC Labor Laws and regulations requirements described above could result in liability under PRC law.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because our funds are held in banks in uninsured PRC bank accounts, the failure of any bank in which we deposit our funds could affect our ability to continue our business.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the sports goods industry may not provide a meaningful basis for evaluating our business. We were founded in 1995. However, our revenues have only started to grow rapidly since 2003 when we endorsed celebrities and pop stars to boost our brand image and recognitions, and we only entered into our current line of “AnZhi”, “TaiTa” and “” branded footwear in 2008. We cannot guaranty that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

	obtain sufficient working capital to support our expansion;

	expand our product offerings and maintain the high quality of our products;

	manage our expanding operations and continue to fill customers’ orders on time;

	maintain adequate control of our expenses allowing us to realize anticipated income growth;

	implement our product development, sales, and acquisition strategies and adapt and modify them as needed;

	successfully integrate any future acquisitions; and


anticipate and adapt to changing conditions in the sportswear industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business may be materially and adversely affected.

We need to manage our growth in operations to maximize our potential growth and our failure to purse manageable growth will cause a disruption of our operations resulting in the failure to generate revenue at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our producing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We need additional capital to acquire new facility and upgrade our existing facility and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our ability to increase our production capacity and expand our business.

Assuming we raise the full amount of $6,000,000 in this Offering, we still need additional cash resources to expand our manufacturing facility to acquire a shoe producing facility and upgrade our existing production lines as well as to improve or add our sales points in the network. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to:

•	investors’ perception of, and demand for, securities of footwear manufacture and supply companies;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flow;
•	PRC governmental regulation of foreign investment in petrochemical manufacturing companies in China;
•	economic, political and other conditions in China; and
•	PRC governmental policies relating to foreign currency borrowings.

Key employees are essential to growing our business.

Ding Jinbiao and Ding Shunmei are essential to our ability to continue to grow our business. They have established relationships within the industries in which we operate. If they were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, although we are located in an area with good supply of skilled labor, we still face competition from other companies located in the same area for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

Competition in the sport shoes and sportswear industry is intense. Although we believe at the current stage we are not in direct competition with well-known international brand such as, Nike, Adidas, Li Ning, Anta, Reebok, Kappa and Converse, we face competitions from other sports footwear enterprises in lower tier cities and rural areas, Buzba, Bage, Kaida, QiAnDa and Bake. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive price and performance characteristics. Aggressive expansion of our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

Our operations may be adversely affected by any significant fluctuation in price of our raw materials.

The prices for the raw materials that we use in the manufacture of our products are subject to market forces largely beyond our control, including the price of rubber, phylon (MD) and EVA for sole production and PVC, nubuck, full-grain leathers, ultrafine fibers and mesh fabric for the shoe covering production, and polyurethane (PU) for both sole production and shoe covering production, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

After the Share Exchange, Mr. Ding Jinbiao will be appointed to serve on our Board. Mr. Ding Jinbiao also serves as our President and Chief Executive Officer. As a result, we do not have a majority of independent directors serving on our Board. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

Our manufacturing processes could expose us to substantial production liability claims which will negatively impact our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future which will negatively impact our profitability.

Insurance coverage for some of our operations may be insufficient to cover losses.

The insurance industry in China is still at an early stage of its development. Insurance companies in China offer limited business insurance products or offer them at a high price. We do not maintain insurance coverage for various risks, including environmental claims. A significant uninsured claim against us would have a material adverse effect on our financial position and results of operations.

Failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to certain environmental laws and regulations that require us to obtain environmental permits for our operations. If we fail to comply with the provisions of our permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our operations.

If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability. We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Our failure to protect our technologies could have a negative impact on our business.

Our manufacturing technologies and process, which have not been patented or registered as our property, are a key component of our competitive advantage and our growth strategy. We rely on confidentiality and license agreements with certain of our employees, customers and others to protect the confidentiality of our technologies. If we are unable to adequately protect the confidentiality of these technologies, our business, results of operations, financial condition and prospects could be materially and adversely affected.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business

Uncertainties with respect to the governing regulations could have material adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, including, but not limited to, the laws and regulations governing our business and our ownership of equity interest in Fujian Ansheng, a wholly foreign owned enterprise under the PRC laws. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business permits and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to the PRC Subsidiary by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We will be subject to restrictions on dividend payments.

We may rely on dividends and other distributions from Fujian Ansheng to provide us with cash flow and to meet our other obligations. Current regulations in the PRC would permit the PRC Subsidiary to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Fujian Ansheng will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if the PRC Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

PRC regulations on loans and direct investments by overseas holding companies in PRC entities may delay or prevent us to make overseas loans or additional capital contributions to our PRC Subsidiary.

Under the PRC laws, foreign investors may make loans to their PRC subsidiaries or foreign investors may make additional capital contributions to their PRC subsidiaries. Any loans to such PRC subsidiaries are subject to the PRC regulations and foreign exchange loan registrations, i.e. loans by foreign investors to their PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local branch. Foreign investors may also decide to finance their PRC subsidiaries by means of additional capital contributions. These capital contributions must be examined and approved by the Ministry of Commerce, or MOFCOM, or its local branch in advance.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress or NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises, or FIEs, and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be credited against our U.S. tax.

Dividends we received from Fujian Ansheng may be subject to PRC withholding tax.

The New EIT Law and the Implementation Rules of the New EIT Law provides that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises” , which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provide that in the case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that Fujian Ansheng may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer (Circular 698 that was released in December 2009 with retroactive effect from January 1, 2008.)

The Chinese State Administration of Taxation released a circular (“Circular 698”) on December 10, 2009 that addresses the transfer of shares by nonresident companies. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Pursuant to Circular 698, where the withholding agent does not withhold in accordance with laws or can not perform the withholding obligation, the non-resident enterprises shall file tax declaration with the PRC tax authority located at place of the resident enterprise whose equity has been transferred, within seven days since the date of equity transfer provided under the contracts.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide abuse of form of organization and reasonable commercial purpose, which can be utilized by us to balance if our company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We are obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, Fujian Ansheng is obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If the PRC Subsidiary fails to withhold and/or pay such individual income tax in accordance with PRC laws, it may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Regulation of foreign currency’s conversion into RMB and investment by FIEs may adversely affect our PRC Subsidiary’s direct investment in China.

On August 29, 2008, SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Notice 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Regulations of Overseas Investments and Listings may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission or CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore SPV formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process.

The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of CSRC approval requirement.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns equity interest in Fujian Ansheng. We believe that the M&A Rules and CSRC approval are not required in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals; (iii) Fujian Ansheng was established as a foreign investment enterprise by means of direct investment rather than by merger or acquisition of an existing PRC domestic company and it is not owned or controlled by PRC individuals or entities; (iv) we are owned or substantively controlled by foreigners; and (v) there is no clear requirement in the New M&A Rule that would require an application to be submitted to the MOFCOM or CSRC for the approval of the listing and trading of our common stock on the U.S. security market. However, we cannot be certain that the relevant PRC government agencies, including CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the M&A Rules, the PRC Securities Law and other rules and notices.

If CSRC or another PRC regulatory agency subsequently determines that CSRC’s approval is required for the transaction, we may face sanctions by CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our business development strategy.

Failure to comply with the U.S. foreign corrupt practices act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

Failure to comply with PRC laws and regulations relating to the environmental protection and safety in production requirements in China may result in severe penalties and liabilities.

The Chinese government has been adopting increasingly stringent regulations relating to the safety and environmental protection, and our business depends upon compliance with the aforesaid regulations and requirements. We are in the process of conducting an as-build acceptance inspection and have to obtain relevant safety production permits and approvals from a variety of competent government authorities upon completion of aforesaid inspection. There is no assurance that we will obtain or renew all of such permits or approvals from relevant competent government authorities, which are subject to our fulfillment of the standards and requirements set out by the regulatory authorities. Our operations at our production facilities are subject to periodic checks by the relevant authorities in the PRC and they have the power to take action against us, impose fines, withdraw or suspend our relevant licenses or activities or impose other penalties if we fail to comply with relevant regulations, in the event of which our business operations may be adversely affected. In addition, any change in the scope or application of these laws and regulations may limit our production capacity or increase our cost of operation and could therefore have an adverse effect on our business operations, financial condition and operating results. Our failure to comply with these laws and regulations could result in fines, penalties or legal proceedings. There can be no assurance that the Chinese government will not impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which it may not be able to pass on to our customers.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 81.4% of our outstanding Common Stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We may not be able to obtain financing to operate our business in a manner commensurate with our plans.

In the event we do not raise capital in offering in future, we may not have sufficient capital to operate our business in a manner commensurate with our plans. There is no assurance that we could obtain such financing or capital from any source, or that such financing or capital would be available to us on acceptable terms.

There may not be sufficient liquidity in the market for our securities in order for shareholders to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because the Company is becoming public by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since the Company became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of its Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

Our Common Stock will be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the Common Stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCQB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCQB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earning to finance growth.

We have not retained independent professionals for you.

We have not retained any independent professionals to review or comment on this Offering or otherwise protect your interests. Although we have retained our own counsel, none of such firms nor any other firm has made any independent examination of any factual matters represented by management herein, and purchasers of our securities should not rely on any such firms so retained with respect to any matters herein described.

Special Note Regarding Forward-Looking Statements

This Current Report contains certain forward-looking statements. When used in this Report or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Current Report are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Current Report might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Fujian Ansheng, our operating subsidiary, for the fiscal years ended December 31, 2009, 2008 and 2007 and the nine months ended September 30, 2010, 2009 and 2008, should be read in conjunction with the Selected Financial Data, Fujian Ansheng’s financial statements, and the notes to those financial statements that are included elsewhere in this Current Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Current Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Reference to Tier 1, Tier 2 and Tier 3 cities refer to the categories set forth as the below. There has not been uniform standard to categorize the different types and sizes of cities in China. In this filing, we refer to cities that meet the following criteria as Tire 1 cities:

●	Gross Domestic Product, or GDP, over RMB 200 billion (US$29 billion);

●	Population with permanent residency in urban area over 5 million;

Tier 2 cities are cities that generally meet the following criteria, excluding the four aforementioned tier one cities

●	Gross Domestic Product, or GDP, over RMB 150 billion (US$29 billion) and below RMB 200 billion (US$29 billion);

●	Population with permanent residency in urban area over 3 million;

Tier 3 cities are the cities that do not meet one or more criteria listed above.

Overview

Operating through our wholly owned subsidiary Fujian Ansheng, located in Fujian, China, (the “PRC” or “China”), ANBAILUN, a company incorporated under the Law of British Virgin Islands, is a sports footwear, clothes and other sports goods designer, manufacturer and distributor in China’s domestic market in smaller cities and towns and rural areas. Our products include skateboard shoes, sneakers, jogging shoes, basketball shoes, tennis shoes, boots, classic shoes and cotton-padded shoes. Our operations include: (1) research and development of sports footwear with original design under our own brand names; (2) manufacturing of sports footwear; (3) manufacturing technologies that support the realization of our designs as well as ensure the high quality of shoe products, (4) an effective distribution network in smaller cities and towns in north and northeast China; (5) a strong management team consisting of experts with proven track records in the shoe business industry; and (6) well-recognized brand names and robust customer base.

Operating revenue for the year ended December 31, 2009 was $59,023,342, representing a 52.3% increase from $38,759,758 for the year ended December 31, 2008. Our net income for the year ended December 31, 2009 was $10,385,990, representing a 58.7% increase from $6,543,922 for the year ended December 31, 2008.

Our current corporate structure is set forth below:

ANBAILUN is a holding company incorporated under the laws of the British Virgin Islands on April 12, 2010 and is the sole shareholder of Ansheng (HK) Holding Limited (“Ansheng (HK)”). Ansheng (HK) was incorporated under the laws of Hong Kong on June 18, 2010. Ansheng (HK) Holdings Limited acquired 100% of the ownership of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Fujian Ansheng”), a company incorporated under the laws of the PRC on July 25, 1995, pursuant to the terms of a share exchange agreement entered into on September 15, 2010 but was not approved by the PRC government and effective until December 13, 2010.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets and income taxes. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a basis for accurately estimating the likelihood of collection has been established, we consider a number of factors when determining reserves for uncollectable accounts.  We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on at least a quarterly basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, consisting of raw materials, packing materials, work-in-process and finished goods, are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record additional reserves for the difference between the cost and the market value. These reserves are recorded based on estimates. We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	20 Years
Manufacturing equipment	10 Years
Office equipment and furniture	5 Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Land use right

There is no private ownership of land in the PRC. All land in the PRC is owned by the government and cannot be sold to any individual or company. The government grants a land use right that permits the holder of the land use right to use the land for a specified period. Our land use right was granted with a term of 50 years. Any transfer of the land use right requires government approval. We have recorded as an intangible asset the cost paid to acquire a land use right. The land use right is amortized on the straight-line method over the land use right term.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. We recognize revenues from the sale of shoes upon shipment and transfer of title. Revenue is recognized when products are delivered to the customers. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. In instances where products are configured to customer requirements, revenue is recorded upon the successful completion of our final test procedures and the customer’s acceptance. We report revenue net of value added taxes if applicable.

Research and development

Research and development costs are expensed as incurred. These costs primarily consist of cost of material used and salaries paid for the development of our products, and depreciation amount from related fixed assets used.

Income taxes

We are governed by the Income Tax Law of the PRC. Income taxes are accounted for pursuant to accounting standards, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxes is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Foreign currency translation

Our reporting currency is the U.S. dollar. Our functional currency is the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the acquisition date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of our revenue transactions are transacted in the functional currency. We do not enter any material transaction in foreign currencies and, accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on our results of operations.

Our financial statements are expressed in U.S. dollars, but the functional currency is RMB. To the extent we hold assets denominated in U.S. dollars, any appreciation of the RMB against the U.S. dollar could result in a charge in our statement of income and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, which may have a material adverse effect on the price of our stock.

Recent accounting pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for the companies’ 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

In November 2009, the FASB issued an ASU regarding accounting for stock dividends, including distributions to shareholders with components of stock and cash. This ASU clarifies that the stock portion of a distribution to shareholders that contains components of cash and stock and allows shareholders to select their preferred form of the distribution (with a limit on the amount of cash that will be distributed in total) should be considered a stock dividend and included in EPS calculations as a share issuance. The adoption of this guidance did not have a material impact on our financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2)  Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have any material impact on our financial statements.

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31 OF 2009, 2008, AND 2007

The following tables set forth key components of our results of operations for the years indicated, in dollars, and key components of our revenue for the years indicated, in dollars. The discussion following the table is based on these results.

	For the Years Ended December 31,
	2009	2008	2007
SALES	$59,023,342	$38,759,758	$23,711,162
COST OF SALES	41,972,052	28,101,914	17,526,162
GROSS PROFIT	17,051,290	10,657,844	6,185,000
OPERATING EXPENSES:
Selling expenses	1,832,252	919,799	515,456
Research and development expenses	220,295	166,917	127,198
General and administrative expenses	1,123,590	824,362	625,511
Total Operating Expenses	3,176,137	1,911,078	1,268,165
INCOME FROM OPERATIONS	13,875,153	8,746,766	4,916,835
OTHER INCOME (EXPENSE):
Interest income	24,659	23,674	18,179
Interest expense	(56,965)	(40,959)	(32,293)
Total Other Expense	(32,306)	(17,285)	(14,114)
INCOME BEFORE INCOME TAXES	13,842,847	8,729,481	4,902,721
INCOME TAXES	3,456,857	2,185,559	1,621,744
NET INCOME	$10,385,990	$6,543,922	$3,280,977

COMPREHENSIVE INCOME:
NET INCOME	$10,385,990	$6,543,922	$3,280,977
OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	24,134	361,453	259,027
COMPREHENSIVE INCOME	$10,410,124	$6,905,375	$3,540,004

For the Years Ended December 31, 2009 and 2008

Sales. For the year ended December 31, 2009, we had sales of $59,023,342, as compared to sales of $38,759,758 for the year ended December 31, 2008, an increase of $20,263,584 or 52.3%. Sales and changes for each product line were summarized as follows:

	2009	2008	Increase (Decrease)	Percentage Change
Skateboard shoes	$13,766,549	$9,519,555	$4,246,994	44.6%
Cotton shoes	3,367,864	5,689,429	(2,321,565)	(40.8)%
Basketball shoes	7,873,381	5,644,431	2,228,950	39.5%
Running shoes	9,076,866	5,814,491	3,262,375	56.1%
Tennis shoes	3,817,758	3,099,610	718,148	23.2%
Casual shoes	9,988,282	5,705,027	4,283,255	75.1%
Hiking shoes	5,634,153	3,287,215	2,346,938	71.4%
Retro shoes	5,498,489	-	5,498,489	100.0%

Total sales	$59,023,342	$38,759,758	$20,263,584	52.3%

During the year ended December 31, 2009, we continued to see strong demand for the six styles of shoes: Skateboard shoes, Basketball shoes, Running shoes, Tennis shoes, Casual shoes, Hiking shoes.   The increase in sales from the six styles of shoes was mainly attributable to the increasing market demands and the expansion of our sales networks and as a result of our advertising to enhance our visibility. Our distributors have gained more confidence in our products after they saw the large sales increase in previous years, and consequently we were able to bring in new distributors to diversity the distribution channels and expand our distribution networks. We advertise through TV commercials, roadside billboards, and downtown street lamps and also sets promotion sales points in department stores and in key outdoor shopping areas to promote our products to target customers. In addition, we organize and participate in holiday sales, exhibition/trade fairs, school activity sponsorships and other promotional activities. The decrease in sales from the sale of Cotton shoes was primarily attributable to decreased demands from the south China market and our intended switch of focus to satisfy the changing market demands. In fiscal year of 2009, we developed and began selling Retro shoes, a new stylish shoe marketed to young people between 18 to 35 years old mainly consisting of students in middle school, high school, and college, as well as young professionals, and people pursuing vogue, fashion and cutting edge style. Retro Shoes are designed to be fashionable, unique personality and emphasize flash/bright color and focus more on reflecting unique personality and life style, and are non-comparable in the niche market and thus face less competition.

Cost of sales. For the year ended December 31, 2009, our cost of sales amounted to $41,972,052, as compared to $28,101,914 for the year ended December 31, 2008, an increase of $13,870,138 or 49.4%. The increase in cost of sales was primarily attributable to the increase in sales revenue. Cost of sales and changes for each product line were summarized as follows:

	2009	2008	Increase (Decrease)	Percentage Change
Skateboard shoes	$9,875,403	$6,919,928	$2,955,475	42.7%
Cotton shoes	2,412,297	4,074,418	(1,662,121)	(40.8)%
Basketball shoes	5,526,544	3,989,014	1,537,530	38.5%
Running shoes	6,447,080	4,317,413	2,129,667	49.3%
Tennis shoes	2,770,743	2,245,114	525,629	23.4%
Casual shoes	7,153,594	4,177,960	2,975,634	71.2%
Hiking shoes	3,966,264	2,378,067	1,588,197	66.8%
Retro shoes	3,820,127	-	3,820,127	100.0%

Total cost of sales	$41,972,052	$28,101,914	$13,870,138	49.4%

Gross profit and gross margin. Our gross profit was $17,051,290 for the year ended December 31, 2009 as compared to $10,657,844 for the year ended December 31, 2008 representing gross margins of 28.9% and 27.5%, respectively. The increase in our gross margin percentage was primarily attributable to the increased usage in production capacity. We expect gross margins to maintain its current level with small improvement in the near future. Gross margin percentages by product line are as follows:

	2009	2008
Skateboard shoes	28.3%	27.3%
Cotton shoes	28.4%	28.4%
Basketball shoes	29.8%	29.3%
Running shoes	29.0%	25.7%
Tennis shoes	27.4%	27.6%
Casual shoes	28.4%	26.8%
Hiking shoes	29.6%	27.7%
Retro shoes	30.5%	-%

Overall gross profit %	28.9%	27.5%

Selling expenses. Selling expenses were $1,832,252 for the year ended December 31, 2009 compared to $919,799 for the year ended December 31, 2008, an increase of $912,453 or 99.2%. Selling expenses consisted of the following:

	2009	2008
Compensation	$86,835	$57,269
Depreciation	758	740
Advertising	1,719,077	861,790
Rent	25,582	-

Total	$1,832,252	$919,799

●	Compensation increased by $29,566 or 51.6% which was mainly attributable to the increase in compensation paid to our sales staff due to the stronger sales revenues from sales staff’s efforts.

●	Depreciation increased by $18 or 2.4%.

●
Advertising expense increased by $857,287 or 99.5%. During the fiscal year of 2009, we spent more on advertising to promote our products and to enhance our visibility, mainly including TV commercials, roadside billboards, shopping mall advertising, and holiday sales and promotion activities.

●	For fiscal 2009, we paid rent of $25,582 for exhibition space while we did not have corresponding expense in fiscal 2008.

Research and development expenses. Research and development expenses amounted to $220,295 for the year ended December 31, 2009, as compared to $166,917 for the year ended December 31, 2008, an increase of $53,378 or 32.0%. The increase was primarily attributable to the increase in compensation paid to our research and development department staff in order to develop new styles of shoes to satisfy the changing market demands.

General and administrative expenses. General and administrative expenses amounted to $1,123,590 for the year ended December 31, 2009, as compared to $824,362 for the year ended December 31, 2008, an increase of $299,228 or 36.3%. General and administrative expenses consisted of the following:

	2009	2008
Compensation and related benefits	$713,464	$510,734
Depreciation and amortization	53,895	51,918
Travel and entertainment	180,334	124,396
Rent	36,837	36,195
Other	139,060	101,119

Total	$1,123,590	$824,362

●
For the year ended December 31, 2009, compensation and related benefits increased by $202,730 or 39.7% as compared to the year ended December 31, 2008. The increase was primarily attributable to an increase in salaries paid to our management of approximately $121,000 and an increase in benefits of approximately $82,000 due to the expansion and growth of our business.

●
For the year ended December 31, 2009, depreciation and amortization expenses increased by $1,977 or 3.8% as compared to the year ended December 31, 2008. The increase was primarily attributable to foreign currency fluctuations.

●
For the year ended December 31, 2009, travel and entertainment expenses increased by $55,938 or 45.0% as compared to the year ended December 31, 2008. The increase was mainly attributable to an increase in travel expenses of approximately $14,000 and an increase in entertainment expenses of approximately $42,000.

●	For the year ended December 31, 2009, rent expense increased by $642 or 1.8% as compared to the year ended December 31, 2008.

●
Other general and administrative expenses which consist of office supplies, miscellaneous taxes, office maintenance, consulting expenses, security fees and bank service charges increased by $37,941 or 37.5% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. The increase was mainly attributable to an increase in office expenses of approximately $8,000, an increase in miscellaneous taxes of approximately $7,000, an increase in expenses for vehicle of approximately $11,000 and an increase in union fees of approximately $12,000.

Income from operations. For the year ended December 31, 2009, income from operations was $13,875,153, as compared to $8,746,766 for the year ended December 31, 2008, an increase of $5,128,387 or 58.6%.

Other income (expense). For the year ended December 31, 2009, other expense amounted to $32,306 as compared to other expenses of $17,285 for the year ended December 31, 2008, an increase of $15,021 or 86.9%. The increase in other expenses included:

●	Interest income increased by $985 or 4.2% and related to an increase in funds in interest bearing accounts.

●	Interest expense increased by $16,006 or 39.1%. The increase was mainly attributable to the increase in interest bearing bank loans.

Income taxes expense. Income taxes expense increased by $1,271,298, or 58.2%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008 which was primarily attributed to the increase in taxable income.

Net income. As a result of the factors described above, our net income for the year ended December 31, 2009 was $10,385,990. For the year ended December 31, 2008, we had net income of $6,543,922.

Foreign currency translation gain. For the year ended December 31, 2009, we reported an unrealized gain on foreign currency translation of $24,134 as compared to $361,453 for the year ended December 31, 2008 which reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items. As described elsewhere herein, our functional currency is the Chinese Renminbi. The accompanying financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses. Net gains resulting from foreign exchange transactions, if any, are included in the statements of income and do not have a significant effect on our financial statements.

Comprehensive income. For the year ended December 31, 2009, comprehensive income of $10,410,124 was derived from the sum of our net income of $10,385,990 plus a foreign currency translation gain of $24,134. For the year ended December 31, 2008, comprehensive income of $6,905,375 was derived from the sum of our net income of $6,543,922 plus a foreign currency translation gain of $361,453.

For the Years Ended December 31, 2008 and 2007

Sales. For the year ended December 31, 2008, we had sales of $38,759,758, as compared to sales of $23,711,162 for the year ended December 31, 2007, an increase of $15,048,596 or 63.5%. Sales and changes for each product line were summarized as follows:

	2008	2007	Increase	Percentage Change
Skateboard shoes	$9,519,555	$5,190,680	$4,328,875	83.4%
Cotton shoes	5,689,429	3,292,176	2,397,253	72.8%
Basketball shoes	5,644,431	2,772,090	2,872,341	103.6%
Running shoes	5,814,491	4,542,444	1,272,047	28.0%
Tennis shoes	3,099,610	2,788,880	310,730	11.1%
Casual shoes	5,705,027	3,278,754	2,426,273	74.0%
Hiking shoes	3,287,215	1,846,138	1,441,077	78.1%
Total sales	$38,759,758	$23,711,162	$15,048,596	63.5%

During the year ended December 31, 2008, we continued to see strong demand for our seven styles of shoes. The increase in net revenues from the seven styles of shoes was mainly attributable to increasing market demands and a result of our advertising campaigns to enhance our visibility.

Cost of sales. For the year ended December 31, 2008, cost of sales amounted to $28,101,914, as compared to $17,526,162 for the year ended December 31, 2007, an increase of $10,575,752 or 60.3%. The increase in cost of sales was primarily attributable to the increase in sales revenue. Cost of sales and changes for each product line were summarized as follows:

	2008	2007	Increase	Percentage Change
Skateboard shoes	$6,919,928	$3,817,677	$3,102,251	81.3%
Cotton shoes	4,074,418	2,405,298	1,669,120	69.4%
Basketball shoes	3,989,014	2,003,244	1,985,770	99.1%
Running shoes	4,317,413	3,429,771	887,642	25.9%
Tennis shoes	2,245,114	2,076,792	168,322	8.1%
Casual shoes	4,177,960	2,417,145	1,760,815	72.8%
Hiking shoes	2,378,067	1,376,235	1,001,832	72.8%

Total cost of sales	$28,101,914	$17,526,162	$10,575,752	60.3%

Gross profit and gross margin. Our gross profit was $10,657,844 for the year ended December 31, 2008 as compared to $6,185,000 for the year ended December 31, 2007 representing gross margins of 27.5% and 26.1%, respectively. The increase in our gross margin percentage was primarily attributable to the increased usage in production capacity. Gross margin percentages by product line were as follows:

	2008	2007
Skateboard shoes	27.3%	26.5%
Cotton shoes	28.4%	26.9%
Basketball shoes	29.3%	27.7%
Running shoes	25.7%	24.5%
Tennis shoes	27.6%	25.5%
Casual shoes	26.8%	26.3%
Hiking shoes	27.7%	25.5%

Overall gross profit %	27.5%	26.1%

Selling expenses. Selling expenses were $919,799 for the year ended December 31, 2008 and $515,456 for the year ended December 31, 2007, an increase of $404,343 or 78.4%. Selling expenses consisted of the following:

	2008	2007
Compensation	$57,269	$42,352
Depreciation	740	489
Advertising	861,790	472,615

Total	$919,799	$515,456

●	Compensation increased by $14,917 or 35.2% which was attributable to the increase in compensation paid to our sales staff due to stronger sales revenues from sales staff’s efforts.

●	Depreciation increased by $251 or 51.3% which was primarily attributable to the increase in fixed assets.

●
Advertising expense increased by $389,175 or 82.3%. During the fiscal year of 2008, we spent more on advertising to promote our products and to enhance our visibility. In 2008, advertising expense was mainly used for roadside billboards and shoe shopping mall advertising.

Research and development expenses. Research and development expenses amounted to $166,917 for the year ended December 31, 2008, as compared to $127,198 for the year ended December 31, 2007, an increase of $39,719 or 31.2%. The increase was primarily attributable to the increase in compensation paid to our research and development department staff in order to develop new styles of shoes to satisfy the changing market demands.

General and administrative expenses. General and administrative expenses amounted to $824,362 for the year ended December 31, 2008, as compared to $625,511 for the year ended December 31, 2007, an increase of $198,851 or 31.8%. General and administrative expenses consisted of the following:

	2008	2007
Compensation and related benefits	$510,734	$413,973
Depreciation and amortization	51,918	44,879
Travel and entertainment	124,396	65,729
Rent	36,195	33,083
Other	101,119	67,847

Total	$824,362	$625,511

●
For the year ended December 31, 2008, compensation and related benefits increased by $96,761 or 23.4% as compared to the year ended December 31, 2007. The increase was primarily attributable to an increase in salaries paid to our management of approximately $67,000 and an increase in benefits of approximately $30,000 due to the expansion and growth of our business.

●	For the year ended December 31, 2008, depreciation and amortization expenses increased by $7,039 or 15.7% as compared to the year ended December 31, 2007.

●
For the year ended December 31, 2008, travel and entertainment expenses increased by $58,667 or 89.3% as compared to the year ended December 31, 2007. The increase was mainly attributable to an increase in travel expenses of approximately $20,000 and an increase in entertainment expenses of approximately $39,000.

●	For the year ended December 31, 2008, rent expense increased by $3,112 or 9.4% as compared to the year ended December 31, 2007.

●
Other general and administrative expenses which consist of office supplies, miscellaneous taxes, office maintenance, consulting expenses, security fees and bank service charges increased by $33,272 or 49.0% for the year ended December 31, 2008 as compared with the year ended December 31, 2007. The increase was mainly attributable to an increase in office expenses of approximately $7,000, an increase in miscellaneous taxes of approximately $7,000, an increase in expenses for vehicle of approximately $10,000 and an increase in union fees of approximately $9,000.

Income from operations. For the year ended December 31, 2008, income from operations was $8,746,766, as compared to $4,916,835 for the year ended December 31, 2007, an increase of $3,829,931 or 77.9%.

Other income (expense). For the year ended December 31, 2008, other expenses amounted to $17,285 as compared to other expense of $14,114 for the year ended December 31, 2007, an increase of $3,171 or 22.5%. The increase in other expenses included:

●	Interest income increased by $5,495 or 30.2% and related to an increase in funds in interest bearing accounts.

●	Interest expense increased by $8,666 or 26.8%. The increase was mainly attributable to the increase in interest bearing bank loans.

Income taxes expense. Income taxes expense increased by $563,815, or 34.8%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 which was primarily attributed to the increase in taxable income.

Net income. As a result of the factors described above, our net income for the year ended December 31, 2008 was $6,543,922. For the year ended December 31, 2007, we had net income of $3,280,977.

Foreign currency translation gain. For the year ended December 31, 2008, we reported an unrealized gain on foreign currency translation of $361,453 as compared to $259,027 for the year ended December 31, 2007 which reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items.

Comprehensive income. For the year ended December 31, 2008, comprehensive income of $6,905,375 was derived from the sum of our net income of $6,543,922 plus a foreign currency translation gain of $361,453. For the year ended December 31, 2007, comprehensive income of $3,540,004 was derived from the sum of our net income of $3,280,977 plus a foreign currency translation gain of $259,027.

RESULTS OF OPERATION FOR THE PERIODS OF NINE MONTHS ENDED SEPTEMBER 30 OF 2010, 2009 AND 2008

The following tables set forth key components of our results of operations for the periods of nine months ended September 30 in dollars, and key components of our revenue for the periods indicated, in dollars. The discussion following the table is based on these results.

	For the Nine Months Ended September 30,
	2010	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
SALES	$59,785,118	$43,357,594	$27,761,081
COST OF SALES	42,698,016	30,811,272	20,098,452
GROSS PROFIT	17,087,102	12,546,322	7,662,629

OPERATING EXPENSES:
Selling expenses	1,934,570	1,351,761	675,092
Research and development expenses	154,246	143,441	111,245
General and administrative expenses	1,019,400	760,193	586,543
Total Operating Expenses	3,108,216	2,255,395	1,372,880
INCOME FROM OPERATIONS	13,978,886	10,290,927	6,289,749
OTHER INCOME (EXPENSE):
Interest income	40,562	15,095	15,301
Interest expense	(83,735)	(37,981)	(29,414)
Total Other Income (Expense)	(43,173)	(22,886)	(14,113)
INCOME BEFORE INCOME TAXES	13,935,713	10,268,041	6,275,636
INCOME TAXES	3,482,559	2,573,097	1,571,288
NET INCOME	$10,453,154	$7,694,944	$4,704,348

COMPREHENSIVE INCOME:
NET INCOME	$10,453,154	$7,694,944	$4,704,348
OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	555,695	23,634	424,197
COMPREHENSIVE INCOME	$11,008,849	$7,718,578	$5,128,545

For the Nine Months Ended September 30, 2010 and Nine Months Ended September 30, 2009

Sales. For the nine months ended September 30, 2010, we had sales of $59,785,118, as compared to sales of $43,357,594 for the nine months ended September 30, 2009, an increase of $16,427,524 or 37.9%. Sales and changes for each product line were summarized as follows:

	Nine Months Ended September 30,
	2010	2009	Increase (Decrease)	Percentage Change
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Skateboard shoes	$12,950,131	$10,822,198	$2,127,933	19.7%
Cotton shoes	292,063	2,424,169	(2,132,106)	(88.0)%
Basketball shoes	2,667,114	5,814,825	(3,147,711)	(54.1)%
Running shoes	8,765,812	7,173,100	1,592,712	22.2%
Tennis shoes	6,651,959	2,531,611	4,120,348	162.8%
Casual shoes	22,776,922	7,120,156	15,656,766	219.9%
Hiking shoes	3,887,306	3,884,120	3,186	0.1%
Retro shoes	1,793,811	3,587,415	(1,793,604)	(50.0)%

Total sales	$59,785,118	$43,357,594	$16,427,524	37.9%

During the nine months ended September 30, 2010, we continued to see strong demand for three styles of shoes: Skateboard shoes, Tennis shoes and Casual shoes. The increase in sales from the three styles of shoes was mainly attributable to the increasing market demands and as a result of our advertising campaigns to enhance our visibility. The decrease in sales from the sale of Cotton shoes was primarily attributable to decreased demand from the south China market and an intended switch of our focus to satisfy the changing market demands. Since our launch in 2009, retro shoes have been very popular among all customers and have become one of our best sellers of all the products. In 2010, we developed new retro products and expanded production. We also re-classified our retro shoes products into three sub-categories skateboard shoes, casual shoes and running shoes. Basketball shoes are designed specially for basketball game, and are not suitable for daily wearing. In recent year, the overall sales of basketball shoes in the market have declined, instead sports-casual and life-casual series increased. Because of this change of customer’s preference, the sales of our basketball shoes have also decreased. Cotton shoes are seasonal products and it only sells in northeastern China where the temperature is low. Given to the weather limit on sales, distributors decreased the orders for this product. The increase of sales of our casual shoes is partially attributable to our reclassification of retro-casual shoes into casual shoes.

Cost of sales. For the nine months ended September 30, 2010, our cost of sales amounted to $42,698,016, as compared to $30,811,272 for the nine months ended September 30, 2009, an increase of $11,886,744 or 38.6%. The increase in cost of sales was primarily attributable to the increase in sales revenue. Cost of sales and changes for each product line were summarized as follows:

	Nine Months Ended September 30,
	2010	2009	Increase (Decrease)	Percentage Change
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Skateboard shoes	$8,846,581	$7,750,037	$1,096,544	14.1%
Cotton shoes	252,858	1,737,315	(1,484,457)	(85.4)%
Basketball shoes	1,897,134	4,075,759	(2,178,625)	(53.5)%
Running shoes	6,269,319	5,092,133	1,177,186	23.1%
Tennis shoes	4,837,974	1,833,402	3,004,572	163.9%
Casual shoes	16,498,251	5,094,790	11,403,461	223.8%
Hiking shoes	2,824,328	2,734,119	90,209	3.3%
Retro shoes	1,271,571	2,493,717	(1,222,146)	(49.0)%

Total cost of sales	$42,698,016	$30,811,272	$11,886,744	38.6%

Gross profit and gross margin. Our overall gross profit was $17,087,102 for the nine months ended September 30, 2010 as compared to $12,546,322 for the nine months ended September 30, 2009 representing gross margins of 28.6% and 28.9%, respectively. The decrease in our overall gross margin percentage was primarily attributable to an increase in raw material prices. The 2010 sales prices were already set and fixed during the 2010 ordering process, and we manufactured our products afterwards. As a result, we faced a fixed sales price but our raw material prices were higher than expected. Accordingly, we recognized a lower gross margin.

We expect gross margin will maintain in its current level with small improvement in the near future. Gross margin percentages by product line are as follows:

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Skateboard shoes	31.7%	28.4%
Cotton shoes	13.4%	28.3%
Basketball shoes	28.9%	29.9%
Running shoes	28.5%	29.0%
Tennis shoes	27.3%	27.6%
Casual shoes	27.6%	28.4%
Hiking shoes	27.3%	29.6%
Retro shoes	29.1%	30.5%

Overall gross profit %	28.6%	28.9%

Selling expenses. Selling expenses were $1,934,570 for the nine months ended September 30, 2010 compared to $1,351,761 for the nine months ended September 30, 2009, an increase of $582,809 or 43.1%. Selling expenses consisted of the following:

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Compensation	$52,369	$47,578
Depreciation	571	569
Advertising	1,848,622	1,289,000
Rent	33,008	14,614

Total	$1,934,570	$1,351,761

●
For the nine months ended September 30, 2010, compensation increased by $4,791 or 10.1% as compared to the 2009 comparable period. The increase in compensation was mainly attributable to the increase in compensation paid to our sales staff due to the stronger sales revenues from sales staff’s efforts.

●
For the nine months ended September 30, 2010, advertising expense increased by $559,622 or 43.4% as compared to the 2009 comparable period. During the three and nine months ended September 30, 2010, we spent more on advertising to promote our products and to enhance our visibility.

●
For the nine months ended September 30, 2010, rent expense increased by $18,394 or 125.9% as compared to the nine months ended September 30, 2009. We began to rent a room for exhibition in June 2009. Therefore, we paid rent expense since June 2009.

Research and development expenses. For the nine months ended September 30, 2010, research and development expenses amounted to $154,246 as compared to $143,441 for the nine months ended September 30, 2009, an increase of $10,805 or 7.5%. The increase was primarily attributable to the increase in compensation paid to our research and development department staff in order to develop new styles of shoes to satisfy the changing market demands.

General and administrative expenses. For the nine months ended September 30, 2010, general and administrative expenses amounted to $1,019,400 as compared to $760,193 for the nine months ended September 30, 2009, an increase of $259,207 or 34.1%. General and administrative expenses consisted of the following:

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Compensation and related benefits	$614,735	$457,711
Depreciation and amortization	38,590	38,873
Travel and entertainment	203,327	131,491
Rent	27,727	27,621
Other	135,021	104,497

Total	$1,019,400	$760,193

●
For the nine months ended September 30, 2010, compensation and related benefits increased by $157,024 or 34.3% as compared to the nine months ended September 30, 2009 due to an increase in salaries and benefits paid to our management of approximately $8,000 and an increase in benefits of approximately $149,000.

●	For the nine months ended September 30, 2010, depreciation and amortization expenses decreased by $283 or 0.7% as compared to the nine months ended September 30, 2009.

●
For the nine months ended September 30, 2010, travel and entertainment expenses increased by $71,836 or 54.6% as compared to the nine months ended September 30, 2009 due to an increase in travel expenses of approximately $18,000 and an increase in entertainment expenses of approximately $54,000.

●	For the nine months ended September 30, 2010, rent expense increased by $106 or 0.4% as compared to the nine months ended September 30, 2009.

●
Other general and administrative expenses consist of office supplies, miscellaneous taxes, vehicle expenses, security fees, union fees and bank service charges. For the nine months ended September 30, 2010, other general and administrative expenses increased by $30,524 or 29.2% as compared with the nine months ended September 30, 2009 due to an increase in office expenses of approximately $3,000, an increase in miscellaneous taxes of approximately $6,000, an increase in expenses for vehicle of approximately $10,000, an increase in postage and delivery fees of approximately $1,000 and an increase in union fees of approximately $10,000.

Income from operations. For the nine months ended September 30, 2010, income from operations was $13,978,886, as compared to $10,290,927 for the nine months ended September 30, 2009, an increase of $3,687,959 or 35.8%.

Other income (expense). For the nine months ended September 30, 2010, other expense amounted to $43,173 as compared to other expenses of $22,886 for the nine months ended September 30, 2009, an increase of $20,287 or 88.6%. The changes in other expenses included:

●
For the nine months ended September 30, 2010, interest income increased by $25,467 or 168.7% as compared to the 2009 comparable period. The increase in interest income was primarily attributable to the increase in funds in interest bearing accounts.

●
For the nine months ended September 30, 2010, interest expense increased by $45,754 or 120.5% as compared to the 2009 comparable period. The increase in interest expense was mainly attributable to the increase in interest bearing bank loans.

Income taxes expense. For the nine months ended September 30, 2010, income taxes expense increased by $909,462, or 35.3% as compared to the nine months ended September 30, 2009. The increase in income taxes expense was primarily attributed to the increase in taxable income.

Net income. As a result of the factors described above, our net income for the nine months ended September 30, 2010 was $10,453,154 as compared to net income of $7,694,944 for the nine months ended September 30, 2009.

Foreign currency translation gain. We reported a foreign currency translation gain of $555,695 for the nine months ended September 30, 2010, as compared to $23,634 for the nine months ended September 30, 2009. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the nine months ended September 30, 2010, comprehensive income of $11,008,849 was derived from the sum of our net income of $10,453,154 plus a foreign currency translation gain of $555,695. For the nine months ended September 30, 2009, comprehensive income of $7,718,578 was derived from the sum of our net income of $7,694,944 plus a foreign currency translation gain of $23,634.

For the Nine Months Ended September 30, 2009 and Nine Months Ended September 30, 2008

Sales. For the nine months ended September 30, 2009, we had sales of $43,357,594, as compared to sales of $27,761,081 for the nine months ended September 30, 2008, an increase of $15,596,513 or 56.2%. Sales and changes for each product line were summarized as follows:

	Nine Months Ended September 30,
	2009	2008	Increase (Decrease)	Percentage Change
	(Unaudited)	(Unaudited)
Skateboard shoes	$10,822,198	$6,888,726	$3,933,472	57.1%
Cotton shoes	2,424,169	3,640,510	(1,216,341)	(33.4)%
Basketball shoes	5,814,825	4,002,504	1,812,321	45.3%
Running shoes	7,173,100	4,580,881	2,592,219	56.6%
Tennis shoes	2,531,611	2,136,938	394,673	18.5%
Casual shoes	7,120,156	4,198,469	2,921,687	69.6%
Hiking shoes	3,884,120	2,313,053	1,571,067	67.9%
Retro shoes	3,587,415	-	3,587,415	100.0%

Total sales	$43,357,594	$27,761,081	$15,596,513	56.2%

During the nine months ended September 30, 2009, we continued to see strong demand for our five styles of shoes: Skateboard shoes, Basketball shoes, Running shoes, Casual shoes and Hiking shoes. The increase in sales from the five styles of shoes was mainly attributable to the increasing market demands and as a result of our advertising campaigns to enhance our visibility. In the 2009, we developed and sold Retro shoes. This is a new style in current market. Therefore, the increase in sales from Retro shoes was 100%.

Cost of sales. For the nine months ended September 30, 2009, our cost of sales amounted to $30,811,272, as compared to $20,098,452 for the nine months ended September 30, 2008, an increase of $10,712,820 or 53.3%. The increase in cost of sales was primarily attributable to the increase in sales revenue. Cost of sales and changes for each product line were summarized as follows:

	Nine Months Ended September 30,
	2009	2008	Increase (Decrease)	Percentage Change
	(Unaudited)	(Unaudited)
Skateboard shoes	$7,750,037	$4,990,073	$2,759,964	55.3%
Cotton shoes	1,737,315	2,605,202	(867,887)	(33.3)%
Basketball shoes	4,075,759	2,828,270	1,247,489	44.1%
Running shoes	5,092,133	3,385,552	1,706,581	50.4%
Tennis shoes	1,833,402	1,546,008	287,394	18.6%
Casual shoes	5,094,790	3,071,786	2,023,004	65.9%
Hiking shoes	2,734,119	1,671,561	1,062,558	63.6%
Retro shoes	2,493,717	-	2,493,717	100.0%

Total cost of sales	$30,811,272	$20,098,452	$10,712,820	53.3%

Gross profit and gross margin. Our overall gross profit was $12,546,322 for the nine months ended September 30, 2009 as compared to $7,662,629 for the nine months ended September 30, 2008 representing gross margins of 28.9% and 27.6%, respectively. The increase in our overall gross margin percentage was primarily attributable to the increased usage in production capacity. Gross margin percentages by product line were as follows:

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Skateboard shoes	28.4%	27.6%
Cotton shoes	28.3%	28.4%
Basketball shoes	29.9%	29.3%
Running shoes	29.0%	26.1%
Tennis shoes	27.6%	27.7%
Casual shoes	28.4%	26.8%
Hiking shoes	29.6%	27.7%
Retro shoes	30.5%	-

Overall gross profit %	28.9%	27.6%

Selling expenses. Selling expenses were $1,351,761 for the nine months ended September 30, 2009 and $675,092 for the nine months ended September 30, 2008, an increase of $676,669 or 100.2%. Selling expenses consisted of the following:

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Compensation	$47,578	$31,579
Depreciation	569	551
Advertising	1,289,000	642,962
Rent	14,614	-

Total	$1,351,761	$675,092

●
For the nine months ended September 30, 2009, compensation increased by $15,999 or 50.7% as compared to the 2008 comparable period. The increase in compensation was attributable to the increase in compensation paid to our sales staff due to the stronger sales revenues from sales staff’s efforts.

●
For the nine months ended September 30, 2009, advertising expense increased by $646,038 or 100.5% as compared to the 2008 comparable period. During the nine months ended September 30, 2009, we spent more on advertising to promote our products and to enhance our visibility.

●
For the nine months ended September 30, 2009, we had rent expense of $14,614. We did not have any corresponding expense for the nine months ended September 30, 2008. We rented a facility for our exhibition since June 2009. Therefore, we had rent expense since June 2009.

Research and development expenses. For the nine months ended September 30, 2009, research and development expenses amounted to $143,441, as compared to $111,245 for the nine months ended September 30, 2008, an increase of $32,196 or 28.9%. The increase in research and development expenses was primarily attributable to the increase in compensation paid to our research and development department staff in order to develop new styles of shoes to satisfy the changing market demands.

General and administrative expenses. For the nine months ended September 30, 2009, general and administrative expenses amounted to $760,193, as compared to $586,543 for the nine months ended September 30, 2008, an increase of $173,650 or 29.6%. General and administrative expenses consisted of the following:

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Compensation and related benefits	$457,711	$355,366
Depreciation and amortization	38,873	37,024
Travel and entertainment	131,491	91,742
Rent	27,621	27,004
Other	104,497	75,407

Total	$760,193	$586,543

●
For the nine months ended September 30, 2009, compensation and related benefits increased by $102,345 or 28.8% as compared to the nine months ended September 30, 2008 which was primarily attributable to an increase in salaries and benefits paid to our management related to the expansion and growth of our business.

●
For the nine months ended September 30, 2009, depreciation and amortization expenses increased by $1,849 or 5.0% as compared to the nine months ended September 30, 2008. The increase in depreciation and amortization was primarily attributable to the increase in depreciation from our newly increased fixed assets.

●
For the nine months ended September 30, 2009, travel and entertainment expenses increased by $39,749 or 43.3%, as compared to the nine months ended September 30, 2008, which was mainly attributable to an increase in travel expenses of approximately $12,000 and an increase in entertainment expenses of approximately $28,000.

●	For the nine months ended September 30, 2009, rent expense increased by $617 or 2.3% as compared to the nine months ended September 30, 2008.

●
Other general and administrative expenses which consist of office supplies, miscellaneous taxes, vehicle expenses, office maintenance, security fees, shipping fees, union fees and bank service charge etc.. For the nine months ended September 30, 2009, other general and administrative expenses increased by $29,090 or 38.6%, as compared with the nine months ended September 30, 2008, which was mainly attributable to an increase in office expenses of approximately $7,000, an increase in miscellaneous taxes of approximately $6,000, an increase in expenses for vehicle of approximately $9,000 and an increase in union fees of approximately $10,000 offset by a decrease in security expenses of approximately $1,000 and a decrease in other miscellaneous fees of approximately $2,000.

Income from operations. For the nine months ended September 30, 2009, income from operations was $10,290,927, as compared to $6,289,749 for the nine months ended September 30, 2008, an increase of $4,001,178 or 63.6%.

Other income (expense). For the nine months ended September 30, 2009, net other expense amounted to $22,886 as compared to net other expense of $14,113 for the nine months ended September 30, 2008, an increase of $8,773 or 62.2%. The changes in net other expense included:

●	For the nine months ended September 30, 2009, interest income decreased by $206 or 1.3%, as compared to the 2008 comparable period.

●
For the nine months ended September 30, 2009, interest expense increased by $8,567 or 29.1%, as compared to the 2008 comparable period. The increase in interest expense was mainly attributable to the increase in interest bearing bank loans.

Income taxes expense. For the nine months ended September 30, 2009, income taxes expense increased by $1,001,809, or 63.8%, as compared to the nine months ended September 30, 2008. The increase in income taxes expense was primarily attributed to the increase in taxable income.

Net income. As a result of the factors described above, our net income for the nine months ended September 30, 2009 was $7,694,944. For the nine months ended September 30, 2008, we had net income of $4,704,348.

Foreign currency translation gain. We reported a foreign currency translation gain of $23,634 for the nine months ended September 30, 2009, as compared to $424,197 for the nine months ended September 30, 2008. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the nine months ended September 30, 2009, comprehensive income of $7,718,578 was derived from the sum of our net income of $7,694,944 plus a foreign currency translation gain of $23,634. For the nine months ended September 30, 2008, comprehensive income of $5,128,545 was derived from the sum of our net income of $4,704,348 plus a foreign currency translation gain of $424,197.

Liquidity and Capital Resources

Cash Flows

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At December 31, 2009 and 2008, we had cash balances of $12,789,430 and $8,076,050, respectively. At September 30, 2010, we had cash balances of $21,609,466. These funds are located in financial institutions located in China.

2009 Compared to 2008

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2008 to December 31, 2009 (dollars in thousands):

			December 31, 2008 to December 31, 2009
Category	2009	2008	Change	Percentage Change
Current assets:
Cash and cash equivalents	$12,789	$8,076	$4,713	58.4%
Accounts receivable	7,515	4,709	2,806	59.6%
Prepaid expenses	18	-	18	100.0%
Inventories	3,443	3,264	179	5.5%
Current liabilities:
Short-term bank loans	1,170	438	732	167.1%
Accounts payable	4,844	4,448	396	8.9%
Other payable and accrued liabilities	448	383	65	17.0%
Due to owner	44	-	44	100.0%
Dividend payable	-	4,377	(4,377)	(100.0)%
Income taxes payable	264	176	88	50.0%
Other taxes payable	394	188	206	109.6%
Working capital:
Total current assets	23,765	16,049	7,716	48.1%
Total current liabilities	7,164	10,010	(2,846)	(28.4)%
Working capital	$16,601	$6,039	$10,562	174.9%

Our working capital increased $10,562,000 from working capital of $6,039,000 at December 31, 2008 to $16,601,000 at December 31, 2009. This increase in working capital is primarily attributable to an increase in cash and cash equivalents of $4,713,000, an increase in accounts receivable of $2,806,000, an increase in prepaid expenses of $18,000, an increase in inventories of $179,000 and a decrease in dividend payable of $4,377,000 offset by an increase in short-term bank loans of $732,000, an increase in accounts payable of $396,000, an increase in other payable and accrued liabilities of $65,000, an increase in due to owner of $44,000, an increase in income taxes payable of $88,000 and an increase in other taxes payable of $206,000.

Net cash flow provided by operating activities was $8,345,000 for the year ended December 31, 2009 as compared to net cash flow provided by operating activities of $5,799,000 for the year ended December 31, 2008, an increase of $2,546,000. Net cash flow provided by operating activities for the year ended December 31, 2009 was mainly due to net income of $10,386,000 and the add-back of non-cash items  such as depreciation of $149,000, and the amortization of land use rights of $6,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $384,000, an increase in other payable and accrued liabilities of $65,000, an increase in income taxes payable of $88,000 and an increase in other taxes payable of $205,000, offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $2,792,000, an increase in inventories of $171,000 and an increase in prepaid expenses of $18,000.

Net cash flow provided by operating activities for the year ended December 31, 2008 was mainly due to net income of $6,544,000 and the add-back of non-cash items such as depreciation of $145,000, and the amortization of land use rights of $6,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $1,651,000, an increase in other payable and accrued liabilities of $39,000, an increase in income taxes payable of $65,000 and an increase in other taxes payable of $93,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $1,609,000 and an increase in inventories of $1,136,000.

Net cash flow used in investing activities was $205 for the year ended December 31, 2009 as compared to net cash used in investing activities of $15,893 for the year ended December 31, 2008. For the year ended December 31, 2009, we purchased property and equipment of $205. For the year ended December 31, 2008, we used cash to purchase property and equipment of $15,893.

Net cash flow used in financing activities was $3,654,500 for the year ended December 31, 2009 as compared to net cash used in financing activities of $2,873,000 for the year ended December 31, 2008. For the year ended December 31, 2009, we made payment of dividend to owner of $4,385,000 offset by the proceeds from bank loans of $731,000. For the year ended December 31, 2008, we made a payment of dividend to owner of $2,873,000.

We reported a net increase in cash for the year ended December 31, 2009 of $4,713,000 as compared to a net increase in cash of $3,278,000 for the year ended December 31, 2008.

2008 Compared to 2007

At December 31, 2008 and 2007, we had cash balances of $8,076,050 and $4,797,953, respectively. These funds are located in financial institutions located in China.

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2007 to December 31, 2008 (dollars in thousands):

			December 31, 2007 to December 31, 2008
Category	2008	2007	Change	Percentage Change
Current assets:
Cash and cash equivalents	$8,076	$4,798	$3,278	68.3%
Accounts receivable	4,709	2,882	1,827	63.4%
Inventories	3,264	1,978	1,286	65.0%
Current liabilities:
Short-term bank loans	438	410	28	6.8%
Accounts payable	4,448	2,597	1,851	71.3%
Other payable and accrued liabilities	383	321	62	19.3%
Dividend payable	4,377	2,734	1,643	60.1%
Income taxes payable	176	103	73	70.9%
Other taxes payable	188	88	100	113.6%
Working capital:
Total current assets	16,049	9,658	6,391	66.2%
Total current liabilities	10,010	6,253	3,757	60.0%
Working capital	$6,039	$3,405	$2,634	77.4%

Our working capital increased $2,634,000 from working capital of $3,405,000 at December 31, 2007 to $6,039,000 at December 31, 2008. This increase in working capital is primarily attributable to an increase in cash of $3,278,000, an increase in accounts receivable of $1,827,000 and an increase in inventories of $1,286,000 offset by an increase in short-term bank loans of $28,000, an increase in accounts payable of $1,851,000, an increase in other payable and accrued liabilities of $62,000, an increase in dividend payable of $1,643,000, an increase in income taxes payable of $73,000 and an increase in other taxes payable of $100,000.

Net cash flow provided by operating activities was $5,799,000 for the year ended December 31, 2008 as compared to net cash flow provided by operating activities of $4,338,000 for the year ended December 31, 2007, an increase of $1,461,000. Net cash flow provided by operating activities for the year ended December 31, 2008 was mainly due to net income of $6,544,000 and the add-back of non-cash items such as depreciation of $145,000, and the amortization of land use rights of $6,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $1,651,000, an increase in other payable and accrued liabilities of $39,000, an increase in income taxes payable of $65,000 and an increase in other taxes payable of $93,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $1,609,000 and an increase in inventories of $1,136,000.

Net cash flow provided by operating activities for the year ended December 31, 2007 was mainly due to net income of $3,281,000 and the add-back of non-cash items  such as depreciation of $130,000, and the amortization of land use rights of $5,000, and the receipt of cash from the changes in operating assets and liabilities such as: a decrease in accounts receivable of $884,000, an increase in accounts payable of $616,000, an increase in other payable and accrued liabilities of $37,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in inventories of $547,000 a decrease in income taxes payable of $19,000 and a decrease in other taxes payable of $49,000.

Net cash flow used in investing activities was $16,000 for the year ended December 31, 2008 as compared to net cash used in investing activities of $23,000 for the year ended December 31, 2007. For the year ended December 31, 2008, we purchased property and equipment of $16,000. For the year ended December 31, 2007, we used cash to purchase property and equipment of $23,000.

Net cash flow used in financing activities was $2,873,000 for the year ended December 31, 2008 as compared to net cash used in financing activities of $740,000 for the year ended December 31, 2007. For the year ended December 31, 2008, we made a payment of dividend to owner of $2,873,000. For the year ended December 31, 2007, we made repayment for due to related parties of $1,699,000 offset by the proceeds from capital contribution of $958,000.

We reported a net increase in cash for the year ended December 31, 2008 of $3,278,000 as compared to a net increase in cash of $3,792,000 for the year ended December 31, 2007.

September 30, 2010 Compared to September 30, 2009 and September 30, 2009 Compared to September 30, 2008

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2009 to September 30, 2010 (dollars in thousands):

			December 31, 2009 to September 30, 2010
Category	September 30, 2010	December 31, 2009	Change	Percentage Change
	(Unaudited)
Current assets:
Cash and cash equivalents	$21,609	$12,789	$8,820	69.0%
Accounts receivable	14,676	7,515	7,161	95.3%
Prepaid expenses	30	18	12	63.3%
Inventories	4,380	3,443	937	27.2%
Current liabilities:
Short-term bank loans	1,665	1,170	495	42.3%
Accounts payable	7,153	4,844	2,309	47.7%
Other payable and accrued liabilities	2,574	448	2,126	474.6%
Due to owner	45	44	1	2.3%
Income taxes payable	392	264	128	48.4%
Other taxes payable	455	394	61	15.4%
Working capital:
Total current assets	40,695	23,765	16,930	71.2%
Total current liabilities	12,284	7,164	5,120	71.4%
Working capital	$28,411	$16,601	$11,810	71.1%

Our working capital increased $11,810,000 from working capital of $16,601,000 at December 31, 2009 to $28,411,000 at September 30, 2010. This increase in working capital is primarily attributable to an increase in cash and cash equivalents of $8,820,000, an increase in accounts receivable of $7,161,000, an increase in prepaid expenses of $12,000 and an increase in inventories of $937,000 offset by an increase in short-term bank loans of $494,000, an increase in accounts payable of $2,309,000, an increase in other payable and accrued liabilities of $2,126,000, an increase in due to owner of $1,000, an increase in income taxes payable of $128,000 and an increase in other taxes payable of $61,000.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Net cash flow provided by operating activities was $7,247,000 for the nine months ended September 30, 2010 as compared to net cash flow provided by operating activities of $5,338,000 for the nine months ended September 30, 2009. Net cash flow provided by operating activities for the nine months ended September 30, 2010 was mainly due to net income of $10,453,000 and the add-back of non-cash items  such as depreciation of $113,000, and the amortization of land use rights of $4,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $2,170,000, an increase in other payable and accrued liabilities of $2,080,000, an increase in income taxes payable of $120,000 and an increase in other taxes payable of $52,000, offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $6,884,000, an increase in inventories of $850,000, an increase in prepaid expenses of $11,000.

Net cash flow provided by operating activities for the nine months ended September 30, 2009 was mainly due to net income of $7,695,000 and the add-back of non-cash items such as depreciation of $112,000, and the amortization of land use rights of $4,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $363,000, an increase in other payable and accrued liabilities of $1,715,000, an increase in income taxes payable of $127,000 and an increase in other taxes payable of $174,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $4,702,000, an increase in inventories of $122,000 and an increase in prepaid expenses of $29,000.

Net cash flow used in investing activities was $36,752 for the nine months ended September 30, 2010 as compared to net cash used in investing activities of $205 for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, we used cash of $36,752 to purchase property and equipment. For the nine months ended September 30, 2009, we purchased property and equipment of $205.

Net cash flow provided by financing activities was $1,196,000 for the nine months ended September 30, 2010 as compared to net cash used in financing activities of $3,610,000 for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, we received cash from proceeds from bank loans of $2,369,000 and made repayment of bank loans of $1,174,000. For the nine months ended September 30, 2009, we made payment of dividend to owner of $4,384,000 and made repayment of bank loans of $438,000 and received cash from proceeds from related parties of $44,000 and received cash from proceeds from bank loans of $1,169,000.

We reported a net increase in cash for the nine months ended September 30, 2010 of $8,820,000 as compared to a net increase in cash of $1,749,000 for the nine months ended September 30, 2009.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Net cash flow provided by operating activities was $5,338,000 for the nine months ended September 30, 2009 as compared to net cash flow provided by operating activities of $3,121,000 for the nine months ended September 30, 2008. Net cash flow provided by operating activities for the nine months ended September 30, 2009 was mainly due to net income of $7,695,000 and the add-back of non-cash items such as depreciation of $112,000, and the amortization of land use rights of $4,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $363,000, an increase in other payable and accrued liabilities of $1,715,000, an increase in income taxes payable of $127,000 and an increase in other taxes payable of $174,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $4,702,000, an increase in inventories of $122,000 and an increase in prepaid expenses of $29,000.

Net cash flow provided by operating activities for the nine months ended September 30, 2008 was mainly due to net income of $4,704,000 and the add-back of non-cash items  such as depreciation of $108,000, and the amortization of land use rights of $4,000, and the receipt of cash from the changes in operating assets and liabilities such as: an increase in accounts payable of $780,000, an increase in other payable and accrued liabilities of $995,000, an increase in income taxes payable of $85,000 and an increase in other taxes payable of $120,000 offset by the use of cash from changes in operating assets and liabilities such as: an increase in accounts receivable of $3,323,000 and an increase in inventories of $352,000.

Net cash flow used in investing activities was $205 for the nine months ended September 30, 2009 as compared to net cash used in investing activities of $13,109 for the nine months ended September 30, 2008. For the nine months ended September 30, 2009, we used cash to purchase property and equipment of $205. For the nine months ended September 30, 2008, we used cash to purchase property and equipment of $13,109.

Net cash flow used in financing activities was $3,610,000 for the nine months ended September 30, 2009 as compared to net cash used in financing activities of $2,858,000 for the nine months ended September 30, 2008. For the nine months ended September 30, 2009, we made a payment of dividend to owner of $4,384,000 and made a repayment of bank loans of $438,000 and received cash from proceeds from related parties of $44,000 and received cash from proceeds from bank loans of $1,169,000. For the nine months ended September 30, 2008, we made a payment of dividend to owner of $2,858,000 and made a repayment of bank loans of $429,000 and received cash from proceeds from bank loans of $429,000.

We reported a net increase in cash for the nine months ended September 30, 2009 of $1,749,000 as compared to a net increase in cash of $577,000 for the nine months ended September 30, 2008.

Contractual Obligations and Off-balance Sheet Arrangements

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2010 (dollars in thousands), and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
Contractual obligations (in thousands) :
Bank indebtedness	$2,411	$1,665	$746	$-	$-
Lease obligations	75	45	30
Total contractual obligations	$2,486	$1,710	$776	$-	$-

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Executive Officers and Directors

Set forth below is information regarding our directors, executive officers and director nominees. Pursuant to the terms of the Share Exchange, our current officers and directors shall resign, with such director resignations to become effective on closing of the Share Exchange. Our board of directors prior to the Share Exchange appointed Mr. Ding Jinbiao as the Chairman of our Board, with such appointment to be effective on the closing of the Share Exchange. The officers and directors to take effect after the Share Exchange were not affiliated with us prior to the Share Exchange. The Board is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting.

Provided below is a brief description of our director’s business experience during the past five years and an indication of directorships he/she has held in other companies, if any, subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Mr. Ding Jinbiao	41	Chairman, President, Chief Executive Officer

Ding Jinbiao, Founder and Chairman of the Board, President and Chief Executive Officer

Mr. Ding is the founder and the Chairman of the Board of our Company. Mr. Ding founded Ansheng in 1995 and he is responsible for forming business strategies and making internal policy. Mr. Ding has over 20 years experience in management in the shoe industry in China. Before founding Ansheng, he worked at a leather and plastic factory as a production manager, during which he developed shoe mold technologies and was able to increase shoe sole production to 60-80 million pairs.

We are currently seeking an English-speaking Chief Financial Officer with public company experience.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Ding Shunmei, General Manager

Mr. Ding is responsible for strategic planning, financial management and production management of our Company. She has been able to shorten production cycle from 60 days to 40 days. She has over 19 years experience in shoe business, including cost management, raw material budgeting, manufacturing and quality control. Ms. Ding joined our Company as head of production department since its inception and has held the office as general manager since 2007.

Mr. Ding is currently studying for an EMBA degree.

Shen Jianwei, Chief Marketing Strategist

Mr. Shen is primarily responsible for strategic development and marketing. He has over 10 years experience in marketing and sales research. Mr. Shen joined our Company in 2009. Before joining Ansheng, he worked as in-house management consultant, independent director and project manager at various companies, including VLOV Inc. (formerly known as “Sino Charter, Inc.”), China Essence Group, Fujian Fuma Foods Group, and Beijing Xingyun Industrial Co. Ltd.

Mr. Shen is an associate professor and he received a Ph. D. from China Agricultural University in 1992.

Ding Xianhua, Deputy Manager

Mr. Ding, 34, is responsible for the producing operation with particular attention in overseeing punching, embroidery, sewing, and molding processes. He also participated in raw material cost control process and overall administration. He has more than 10 years of experience in the shoe manufacturing industry. Mr. Ding joined our Company in 1999 as production manager and was appointed to be deputy manager in 2007.

Chen, Lingui, R&D Manager

Mr. Chen, 43, is responsible for our Company’s product design and R&D. Mr. Chen has more than 20 years of experience in product research and development. He worked for Fujian Mengzhizu Company as a pattern maker between 1990 and 1994. Between 1994 and 1997, he worked as a fashion designer for Xtep. Before joining our Company, he was the design manager of Qiaodan (China). He joined Ansheng as R&D manager in 2001. He designed the “BaQiZhanXue” series and the “Tennis Shoe Classic” series.

Huang, Jingang, Head of Marketing Department

Mr. Huang, 31, is responsible for client management, product sales and brand marketing. Before joining the Company in 2002, he worked as the marketing manager for Fujian Zuotian Sports Goods Company, where he invited the famous Hunan TV host Lixiang Qing to be the spokesperson and as a result the sales of women’s casual shoes increased from 100,000 pairs to 500,000 to 600,000 pairs within a year.

He graduated from Quanzhou Huaqiao University in 1999, with a B.S. degree in marketing management.

Zeng, Guizhong, Production Manager

Mr. Zeng, 43, is responsible for our Company’s operations and quality management. He has more than 20 years of work experience in the shoe production industry. Between 1988 and 1993, he worked as a blanking manager and general manager assistant at Zhongwei Shoe Company in Zhongshan City, Guangdong. Between 2001 and 2005, he worked as the production manager at Ruian Saifeng Shoe Company in Zhejiang. He joined our Company in 2010. He has extensive knowledge in processing techniques, processing technology, quality control, cost management.

Family Relationships

Mr. Ding Jinbiao and Ms. Ding Shunmei are in the relationship of marriage. There exists no other family relationship among management.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board.

Our directors are reimbursed for expenses incurred by them in connection with attending Board meetings, but they do not receive any other compensation for serving on the Board.

Executive Compensation

ANBAILUN Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2009, the cash compensation paid by the Company, as well as certain other compensation paid with respect to such period, to the Chief Executive Officer and, to the extent applicable, each of the three other most highly compensated executive officers of the Company in all capacities in which they served.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Ding Jinbiao President and Chief Executive Officer	2009	72,228.48	0	0	0	0	0	0	72,228.48

Option Grants

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2009.

Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised during period ending December 31, 2009 by the executive officer named in the Summary Compensation Table nor were any options outstanding.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer in the last completed fiscal year under any long-term incentive plan.

Directors’ Compensation

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Fujian Ansheng Executive Compensation Summary

The following table sets forth, for the fiscal year ended December 31, 2009, the cash compensation paid by Fujian Ansheng Shoes and Clothing Co., Ltd., as well as certain other compensation paid with respect to such period, to Fujian’s officers.

Name	Title	Fiscal Year Annual Salary (US$)
Ding Jinbiao	Chairman, President and Chief Executive Officer	$ 72,228.48
Ding Shunmei	General Manager	$ 45,142.80
Shen Jianwei	Chief Marketing Strategist	$ 26,865.67

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Ding Jinbiao, our chairman of the Board and Chief Executive Officer and President from his personal account, paid an amount up to RMB 300,000 incurred in connection with leasing the office.

The shareholders, directors and officers of our Company have not any investment or employment activities that may compete with our business. We have not provided any loans or guarantees to shareholders, directors, officers or other related parties.

There is no asset or property transfer activity among us, shareholders, directors, and other related parties.

There is no notarized and non-notarized powers of attorney granted by us to any third parties.

Director Independence and Board Committees

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates. Our board of directors does not have any committees, as companies whose securities are quoted on the OTCQB are not required to have board committees. However, at such time in the future that we appoint independent directors on our board we expect to form the appropriate board committees.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and our Company.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Corporation Information

Our principal executive offices are located at Chendai Andou Industry Park, Jinjiang, Quanzhou, Fujian, China 362211, Tel: (86) (0) 13808527788.

CHINA REGULATIONS

This section sets forth a summary of the most significant China regulations or requirements that may affect our business activities operated in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC Subsidiary.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the MOFCOM and the National Development and Reform Commission or the NDRC in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/business are usually 100% open to foreign investment and ownership. With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The PRC Subsidiary’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), FIEs may purchase foreign exchange without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;
(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;
(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Notice 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, SAFE Notice 75 requires PRC residents (including both corporate entities and natural persons) to register with SAFE or its competent local branch before establishing or controlling any company outside of China referred to as an “offshore special purpose company” for the purpose of raising fund from overseas to acquire assets of, or equity interests in, PRC companies. Under SAFE Notice 75, a “special purpose vehicle” refers an offshore entity established or controlled, directly or indirectly, by PRC residents for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents in onshore companies. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the SAFE or its competent local branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. The SAFE regulations require retroactive approval and registration of direct or indirect investments previously made by PRC residents in offshore special purpose companies. To further clarify the implementation of SAFE Notice 75, SAFE issued Circular 106 in May, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. In the event that a PRC residents shareholder with a direct or indirect investment in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion.

There still remain uncertainties as to how certain procedures and requirements under the aforesaid SAFE regulations will be enforced, and it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We will attempt to comply, and attempt to ensure that all of our shareholders subject to these rules comply, with the relevant requirements. We cannot, however, assure the compliance of all of our China-resident shareholders. Any failure to comply with the relevant requirements could subject us to fines or sanctions imposed by the Chinese government, including restrictions on certain of our subsidiaries’ ability to pay dividends or hinder our investment in those subsidiaries or affect our ownership structure, which could adversely affect our business and prospects.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, and 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law and Implementation Rules of the New EIT Law provide that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”, which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefor such income taxes are generally called withholding tax in practice.. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, CSRC, SASAC, SAT, SAIC and SAFE, jointly amended and released the M&A Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore SPV formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process. The application of the M&A Rules with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of CSRC approval requirement.

Regulations on Work Safety

On June 29, 2002, the Work Safety Law (“WSL”) of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The WSL provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses (“RWSL”), as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals (“RSADC”) was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and the storage of dangerous chemicals in China. The RSADC requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the RSADC, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters shall be required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without or in violation of the terms of the pollutant discharge license.

The Regulations on the Administration of Construction Projects Environmental Protection (“RACPEP”), as adopted by the State Council on November 18, 1998 and effective on November 29, 1998, governs construction projects and the impact such projects will have on the environment. Pursuant to the RACPEP, the governing body is responsible for supervising the implementation of a three tiered system that includes (i) reviewing and approving a construction project, (ii) overseeing the construction project and (iii) to inspect the finished construction project and ensure that all harmful pollutants are disposed of correctly. Manufacturing companies are required to apply for inspection with environment protection authorities upon completion of a construction project.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the date of closing (assuming the Share Exchange and the related issuances have been consummated) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. Immediately following the Share Exchange , we have 34,431,221 shares of Common Stock issued and outstanding, on a fully-diluted basis.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of the Share Exchange, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount (number of shares)		Percentage of Outstanding Shares of Common Stock
Ansheng International Inc.(1)	33,949,212	(3)	98.6%
Ding Jinbiao(2)	0		0%

(1) We anticipate a share transfer agreement to be entered into by and between Mr. Lam Chiu Ming as the sole shareholder of Ansheng International Inc. and Mr, Ding Jinbiao, and pursuant to the share transfer agreement the shares owned by Ansheng International Inc., subject to the shares discussed in note 3, will be transferred from Mr. Lam to Mr. Ding.
(2) Pursuant to such anticipated share transfer agreement, Mr. Ding Jinbiao, our Chairman, President and Chief Executive Officer, will have an option, subject to certain performance targets, to purchase from Mr. Lam Chiu Ming approximately 28,768,236 shares from Lam Chiu Ming. Accordingly, upon exercise of such option, Mr. Ding will directly own and control 28,768,236 shares, or 83.5%, of our Common Stock.

(3) Pursuant to certain agreements that Ansheng International and its related entity, Anbailun International Holdings, Ltd., entered into with Silver Rock Capital Limited and Bonus Capital Co., Ltd., Ansheng International is obligated to transfer shares to each entity. Specifically, Silver Rock Capital Limited and its affiliated entities have entered into an engagement agreement and a bridge loan with Anbailun. Pursuant to the term sheet, Silver Rock Capital Limited agreed to provide consulting services to Ansheng in connection with a reverse merger and financing in the United States public markets. As consideration for these services, Ansheng agreed that Silver Rock Capital Limited would be entitled to, among other items, equity equal to 9.5% of the total outstanding shares post-Closing. The shares that Silver Rock is entitled to will be transferred to Silver Rock from Ansheng’s share ownership. Additionally, Bonus Capital entered into a marketing consultancy agreement with Anbailun to provide marketing and consulting services on the matter of Company’s going public in the U.S. capital market. In consideration of the services, Bonus Capital will receive: (i) a number of shares of common stock of the Company equal to 5% of total issued and outstanding shares post-closing of the reverse merger and financing; and (ii) 3-year warrants to purchase the number of shares of common stocks equal to 4% of the total number of shares issued in the private placement with the U.S. public shell company, exercisable at a price equal to 120% of the purchase price per unit in the financing. The shares that Bonus Capital is entitled to will transferred from the shares issued to Ansheng International in the closing of the Exchange Agreement. It is expected that this will result in an issuance of 3,259,415 and 1,921,561 shares being issued to Silver Rock and Bonus Capital, respectively.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

The authorized capital stock consists of 100,000,000 shares of common stock authorized, par value $0.001 and 10,000,000 shares of preferred stocks, par value $0.001. We have agreed to the issuance of 33,949,212 shares of our Common stock, representing approximately 98.6% of our shares outstanding, to the Ansheng International, Inc. as the sole shareholder of ANBAILUN International Holdings, Limited in exchange for 100% of the issued and outstanding capital stock of ANBAILUN International Holdings Limited. As of the Closing Date, there will be 34,431,221 outstanding shares of Common stock. No preferred shares have been designated or issued at this time. The following summary description relating to the capital stock does not purport to be complete.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of our Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 10,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. We have not issued any of our preferred stock.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

CONSULTANTS

Silver Stone Advisors Limited (“Silver Stone”)

On January 13, 2010, our wholly-owned subsidiary, ANBAILUN International Holdings, Ltd., and Silver Stone entered into a engagement agreement (the “Engagement Agreement”), pursuant to which Silver Rock agreed to assist us with a public listing and financing in the U.S. capital market. Pursuant to the Engagement Agreement, Silver Rock Capital, Ltd. provided a $350,000 bridge loan under certain terms and conditions to us for the fees and expenses incurred in preparation of the offering and in connection with the services necessary to complete the transaction. Additionally, ANBAILUN agreed to pay Silver Stone a monthly consulting fee of $8,000 and issue Silver Rock Capital, Ltd. equity in the US public company equal to 9.5% of the total outstanding post-Closing.

Silver Rock Capital Limited (“Silver Rock”)

On May 12, 2010, our wholly-owned subsidiary, ANBAILUN International Holdings, Ltd., and Silver Rock entered into a series of agreements (a securities purchase agreement and its exhibits A to I) (the “Bridge Loan Agreement”) to document the $350,000 bridge loan commitment that Silver Rock agreed to under the Engagement Agreement. Pursuant to the Bridge Loan Agreement, Silver Rock provided capital in the form of a senior secured convertible note to us in the principle amount up to $350,000 to be solely used for the fees and expenses incurred in preparation of the Offering in the U.S. capital market. In connection with the loan, Silver Rock received a senior secured convertible note in the aggregate principle amount of $350,000. The note matures on the earlier to occur of: (a) two (2) years from the closing of a reverse merger with a US Public Company; or (b) February 15, 2013. The note carries no interest. It is convertible into shares of common stock of the Company at a conversion price of $0.91 per share (the “Silver Rock Convertible Notes”). Additionally, pursuant to the Bridge Loan Agreement, Silver Rock also received a five (5) year warrant to purchase the number of shares of common stock of the Company issuable upon conversion of the Silver Rock Notes, at an initial exercise price of $1.09 per share.

Bonus Capital

On November 15, 2009, our wholly-owned subsidiary, ANBAILUN International Holdings, Ltd., entered into a marketing consultancy agreement with Bonus Capital Co., Ltd., a BVI company (the “Marketing and Consulting Agreement”), pursuant to which, Bonus Capital Co., Ltd. (the “Bonus Capital”) is engaged to provide marketing and consulting services on the matter of Company’s going public in the U.S. capital market. In consideration of the services, Bonus Capital will receive: (i) a number of shares of common stock of the Company equal to 5% of total issued and outstanding shares post-closing of the reverse merger and financing; and (ii) 3-year warrants to purchase the number of shares of common stocks equal to 4% of the total number of shares issued in the private placement with the U.S. public shell company, exercisable at a price equal to 120% of the purchase price per unit in the financing.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Company’s common stock is thinly traded on the over-the-counter market under the symbol ECBI. Prior to the Share Exchange, we had not generated any revenue and accumulated losses of $12,794 for the period from inception through October 31, 2010. There can be no assurance that a liquid market for our securities will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Transfer Agent and Registrar

Pacific Stock Transfer is currently the transfer agent and registrar for our Common Stock. Its address is 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119.

LEGAL PROCEEDINGS

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation, provides to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board may also authorize the Company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this report, our Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Exchange Agreement, on February 11, 2011, we issued an aggregate of 33,949,212 shares of Common Stock to Ansheng International, Inc., the sole shareholder of ANBAILUN.  We received in exchange 100% of the shares of ANBAILUN, which exchange resulted in ANBAILUN becoming our wholly owned subsidiary. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Set forth below is information regarding our directors, executive officers and director nominees. Pursuant to the terms of the Share Exchange, WSYS’s officers and directors shall resigned, with such director resignations to become effective on the tenth day after the mailing of a Schedule 14F-1 Information Statement to our stockholders (the “14F Effective Date”) regarding the change in our board of directors pursuant to the Share Exchange. Prior to the Share Exchange, our board of directors appointed Mr. Ding Jinbiao as the Chairman of our Board, with such appointment to be effective on the 14F Effective Date. The officers and directors to take effect after the Share Exchange were not affiliated with us prior to the Share Exchange. The Board is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

Provided below is a brief description of our directors’ business experience and an indication of directorships he/she has held in other companies, if any, subject to the reporting requirements under the federal securities laws.

Name	Age	Position
Ding Jinbiao	41	Chairman, President, Chief Executive Officer

Ding Jinbiao, Founder and Chairman of the Board, President and Chief Executive Officer

Mr. Ding is the founder and the Chairman of the Board of our Company. Mr. Ding founded Ansheng in 1995 and he is responsible for forming business strategies and making internal policy. Mr. Ding has over 20 years experience in management in the shoe industry in China. Before founding Ansheng, he worked at a leather and plastic factory as a production manager, during which he developed shoe mold technologies and was able to increase shoe sole production to 60-80 million pairs.

We are currently seeking an English-speaking Chief Financial Officer with public company experience.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Ding Shunmei, General Manager

Mr. Ding is responsible for strategic planning, financial management and production management of our Company. She has been able to shorten production cycle from 60 days to 40 days. She has over 19 years experience in shoe business, including cost management, raw material budgeting, manufacturing and quality control. Ms. Ding joined our Company as head of production department since its inception and has held the office as general manager since 2007.

Mr. Ding is currently studying for an EMBA degree.

Shen Jianwei, Chief Marketing Strategist

Mr. Shen is primarily responsible for strategic development and marketing. He has over 10 years experience in marketing and sales research. Mr. Shen joined our Company in 2009. Before joining Ansheng, he worked as in-house management consultant, independent director and project manager at various companies, including VLOV Inc. (formerly known as “Sino Charter, Inc.”), China Essence Group, Fujian Fuma Foods Group, and Beijing Xingyun Industrial Co. Ltd.

Mr. Shen is an associate professor and he received a Ph. D. from China Agricultural University in 1992.

Ding Xianhua, Deputy Manager

Mr. Ding, 34, is responsible for the producing operation with particular attention in overseeing punching, embroidery, sewing, and molding processes. He also participated in raw material cost control process and overall administration. He has more than 10 years of experience in the shoe manufacturing industry. Mr. Ding joined our Company in 1999 as production manager and was appointed to be deputy manager in 2007.

Chen, Lingui, R&D Manager

Mr. Chen, 43, is responsible for our product design and R&D. Mr. Chen has more than 20 years of experience in product research and development. He worked for Fujian Mengzhizu Company as a pattern maker between 1990 and 1994. Between 1994 and 1997, he worked as a fashion designer for Xtep. Before joining our Company, he was the design manager of Qiaodan (China). He joined Ansheng as R&D manager in 2001. He designed the “BaQiZhanXue” series and the “Tennis Shoe Classic” series.

Huang, Jingang, Head of Marketing Department

Mr. Huang, 31, is responsible for client management, product sales and brand marketing. Before joining our Company in 2002, he worked as the marketing manager for Fujian Zuotian Sports Goods Company, where he invited the famous Hunan TV host Lixiang Qing to be the spokesperson and as a result the sales of women’s casual shoes increased from 100,000 pairs to 500,000 to 600,000 pairs within a year.

He graduated from Quanzhou Huaqiao University in 1999, with a B.S. degree in marketing management.

Zeng, Guizhong, Production Manager

Mr. Zeng, 43, is responsible for the Company’s operations and quality management. He has more than 20 years of work experience in the shoe production industry. Between 1988 and 1993, he worked as a blanking manager and general manager assistant at Zhongwei Shoe Company in Zhongshan City, Guangdong. Between 2001 and 2005, he worked as the production manager at Ruian Saifeng Shoe Company in Zhejiang. He joined the Company in 2010. He has extensive knowledge in processing techniques, processing technology, quality control, cost management.

Employment Agreement

We have not entered into any employment agreement with our director and officers.

Family Relationships

Mr. Ding Jinbiao and Ms. Ding Shunmei are husband and wife.. There exists no other family relationship among management.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board.

Our directors are reimbursed for expenses incurred by them in connection with attending Board meetings, but they do not receive any other compensation for serving on the Board.

Executive Compensation

ANBAILUN Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2009, the cash compensation paid by our Company, as well as certain other compensation paid with respect to such period, to the Chief Executive Officer and, to the extent applicable, each of the three other most highly compensated executive officers of the Company in all capacities in which they served.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Ding Jinbiao President and Chief Executive Officer	2009	72,228.48	0	0	0	0	0	0	72,228.48

Option Grants

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2009.

Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised during period ending December 31, 2009 by the executive officer named in the Summary Compensation Table nor were any options outstanding.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer in the last completed fiscal year under any long-term incentive plan.

Directors’ Compensation

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Fujian Ansheng Executive Compensation Summary

The following table sets forth, for the fiscal year ended December 31, 2009, the cash compensation paid by Fujian Ansheng Shoes and Clothing Co., Ltd., as well as certain other compensation paid with respect to such period, to Fujian’s officers.

Name	Title	Fiscal Year Annual Salary (US$)
Ding Jinbiao	Chairman, President and Chief Executive Officer	$ 72,228.48
Ding Shunmei	General Manager	$ 45,142.80
Shen Jianwei	Chief Marketing Strategist	$ 26,865.67

Employment Agreement between Fujian Ansheng and Ding Jinbiao and Ding Shunmei

Fujian Ansheng entered into an open-term employment agreement with Mr. Ding Jinbiao. Pursuant to the agreement, Ms. Yanyan will serve as our Chief Executive Officer. The term of agreement will start on Dec. 1st, 2010 and end on the date when any mandatory condition to terminate this Agreement occurs. The agreement provides that Ms. Ding’s monthly salary shall be 40,000 RMB.

Fujian Ansheng entered into an open-term employment agreement with Ms. Ding Shunmei. Pursuant to the agreement, Ms. Yanyan will serve as our General Manger. The term of agreement will start on Dec. 1st, 2010 and end on the date when any mandatory condition to terminate this Agreement occurs. The agreement provides that Ms. Ding’s monthly salary shall be 25,000 RMB.

Copies of  Employment Agreement with Mr. Ding and Ms. Ding and form of employment between Fujian Ansheng and its other employees are filed as Exhibit 10.11, Exhibit 10.12 and Exhibit 10 to this Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Ding Jinbiao, our chairman of the Board and Chief Executive Officer and President from his personal account, paid an amount up to RMB 300,000 incurred in connection with leasing the office.

The shareholders, directors and officers of our Company have not any investment or employment activities that may compete with our business. We have not provided any loans or guarantees to shareholders, directors, officers or other related parties.

There is no asset or property transfer activity among our Company, shareholders, directors, and other related parties.

There is no notarized and non-notarized powers of attorney granted by our Company to any third parties.

Director Independence and Board Committees

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates. Our board of directors does not have any committees, as companies whose securities are quoted on the OTCQB are not required to have board committees. However, at such time in the future that we appoint independent directors on our board we expect to form the appropriate board committees.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 11, 2011, as a result of the consummation of the Share Exchange, we changed our fiscal year end from October 31 to December 31 to conform to the fiscal year end of ANBAILUN.

On January 13, 2010, the majority shareholders of our Company authorized us, at the sole option of our Board of Directors to conduct a 100 for 1 reverse stock split (the “Reverse Split”) at such time that the directors deem it in the company’s best interest. Pursuant to Section 14C of the Securities and Exchange Act of 1934, we filed a preliminary information statement and a definitive information statement notifying all shareholders of the right that was granted to the directors. On February 9, 2011, the directors authorized the 100 for 1 reverse stock split with the record date effective as of February 9, 2011 and FINRA declared the Reverse Split effective on February 11, 2011. The reverse split was effective immediately prior to the closing of the Exchange Agreement and did not have the effect of reducing any of the shares issued in connection with the Exchange Agreement. The Reverse Split did, however, reduce the 48,200,927 shares outstanding immediately prior to the closing of the Exchange Agreement to 482,009.

Item 5.06 Change In Shell Company Status.

As described in Item 2.01 above, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Share Exchange. As a result of the Share Exchange, ANBAILUN became our wholly owned subsidiary and our main operating business. Consequently, we believe that the Share Exchange has caused us to cease to be a shell company. For more information about the Share Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K which information is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the Share Exchange under the Share Exchange Agreement, as described in Item 1.01.  As a result of the closing of the Share Exchange, our primary operations consist of the business and operations of Harbin Jiasheng Consulting Managerial Co., Ltd., which are conducted by Heilongjiang Zhongxian Information Co., Ltd.  In the Share Exchange, we are the accounting acquiree and Harbin Jiasheng Consulting Managerial Co., Ltd. is the accounting acquiror.  Accordingly, we are presenting the financial statements of Harbin Jiasheng Consulting Managerial Co., Ltd. and its subsidiaries.

(a)	Financial statements of business acquired.

(i) Audited financial statements of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. as of and for the years ended December 31, 2009, 2008 and 2007 and related notes thereto is attached hereto as Exhibit 99.1.
(ii) Unaudited financial statements of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. as of and for the nine months ended September 30, 2010, 2009 and 2008, and related notes thereto is attached hereto as Exhibit 99.2.

(b)	Pro forma financial information.

Unaudited pro forma financial statements and related notes thereto are attached hereto as Exhibit 99.3.

(c)	Shell company transactions. None.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Exchange Agreement between Westergaard.com, Inc. and ANBAILUN International Holdings Limited dated February 11, 2011
10.1	Form Supplier Agreement
10.2	Supplier Agreement with Fujian Hongwei Shoes Plastic Co., Ltd.
10.3	Supplier Agreement with Fujian OiTe Shoe Materials Co.,Ltd.
10.4	Supplier Agreement with JinJiang Hongbao Shoe Material Trading Co., Ltd.
10.5	Form Sales Agreement
10.6	Sales Agreement with Beijing LiSheng Sports Goods Market
10.7	Sales Agreement with Guangzhou Tianhe Dongpu Distribution Company
10.8	Sales Agreement with Shenyang Yangyang Baijia Business &Trading Co., Ltd
10.9	Lease dated May 18, 2009
10.10	Form Employment Agreement
10.11	Employment Agreement between Fujian Ansheng and Ding Jinbiao
10.12	Employment Agreement between Fujian Ansheng and Ding Shunmei
99.1	Audited financial statements of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd.for the years ended December 31, 2009, 2008 and 2007
99.2
Unaudited financial statements of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. as of and for the nine months ended September 30, 2010, 2009 and 2008, and related notes thereto is attached hereto as Exhibit 99.2

99.3	Unaudited pro forma financial statements and related notes thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERGAARD.COM, INC.

Date: February 11, 2011	By:	/s/ Ding Jinbiao
Ding Jinbiao
Director, President and Chief Executive Officer